                                  SCHEDULE 14C

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))

[_]  Definitive Information Statement


                         NEWPORT NEWS SHIPBUILDING INC.
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[_]  No Fee required

[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

     (1) Title of each class of securities to which transaction applies:
   Common stock, par value $0.01 per share of Newport News Shipbuilding Inc.
-------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
   32,512,951
-------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   $67.50 based on (i) the average of the closing sale price for a share of Northrop Grumman common stock on the New York Stock Exchange as reported in the Wall Street Journal over the 5-day trading period starting on
   November 20, 2001 and ending on November 27, 2001, which equals $93.84 multiplied by (ii) 0.7193.
-------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
   $2,194,624,192
-------------------------------------------------------------------------------
     (5) Total fee paid:
   $438,924.84*
-------------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.

[X]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:
   $340,398.04
-------------------------------------------------------------------------------

     (2) Form, schedule or registration Statement No.:
   Registration No.333-61506, Form S-4
-------------------------------------------------------------------------------

     (3) Filing party:
   Northrop Grumman Corporation
-------------------------------------------------------------------------------

     (4) Date filed:
   May 23, 2001
-------------------------------------------------------------------------------

* This amount is offset by the $340,398.04 fee previously paid in connection with the filing of the Form S-4 by Northrop Grumman Corporation on May 23, 2001, in connection with the first step of the transactions of which the merger that is the subject of this information statement is a part, and as such the
Northrop Grumman Corporation will pay the remaining fee of $98,526.80.
-------------------------------------------------------------------------------

                         NEWPORT NEWS SHIPBUILDING INC.
                             4101 Washington Avenue
                          Newport News, Virginia 23607

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY 16, 2002

                                                               December 17, 2001

To the Stockholders of Newport News Shipbuilding Inc.:

     We will hold a special meeting of our stockholders on Wednesday, January 16, 2002 at 9:00 a.m. (local time) at Fried, Frank, Harris, Shriver & Jacobson at 350 South Grand Avenue, Los Angeles, CA 90071.

     As described in the enclosed Information Statement, at the special meeting you will:

     (1) Consider and vote upon a proposal to adopt an agreement and plan of merger by and among Newport News Shipbuilding Inc., Northrop Grumman Corporation, and Purchaser Corp. I, a wholly owned subsidiary of Northrop Grumman, providing for, among other things, the merger of Newport News with and into Purchaser Corp. I. Following the merger, Purchaser Corp. I will continue as the surviving corporation and the separate existence of Newport News will cease.

     (2) Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     On November 7, 2001, the Newport News board of directors approved the merger agreement and the merger.

     The merger will constitute the second and final step of the acquisition of Newport News by Northrop Grumman in a two-step transaction pursuant to which Northrop Grumman, as the owner of all of the capital stock of Purchaser Corp. I, will acquire the entire equity interest in Newport News. The first step was an exchange offer commenced by Northrop Grumman through Purchaser Corp. I on May 23, 2001 for the right to receive either 0.7193 shares of Northrop Grumman common stock, par value $1.00 per share, or $67.50 net in cash, for each outstanding share of Newport News common stock, par value $0.01 per share (subject to the proration procedures and limitations described in the offer). The offer expired on November 29, 2001. Purchaser Corp. I acquired approximately 26,241,019 shares of Newport News (representing approximately 80.7% of the shares outstanding as of November 29, 2001).

     Upon completion of the merger, each share of Newport News common stock (other than common stock owned by Newport News, Northrop Grumman or Purchaser Corp. I and Newport News common stock for which appraisal rights have been exercised in accordance with Delaware law) will be converted into the right to receive either 0.7193 shares of Northrop Grumman common stock or $67.50 net in cash (subject to the proration procedures and limitations described in the offer), the same consideration as in the exchange offer. Northrop Grumman currently anticipates that the merger will be completed on January 16, 2002, or as promptly as practicable thereafter.

     Holders of record of Newport News common stock at the close of business on December 5, 2001 will be entitled to vote at the special meeting or any adjournment or postponement. As of the record date, Northrop Grumman and its affiliates own an aggregate of 26,241,019 shares, representing approximately 80.7% of all shares outstanding on that date. The affirmative vote of the holders of a majority of all outstanding shares is sufficient to adopt the merger agreement. Therefore, Northrop Grumman can cause the merger to occur without the affirmative vote of any other stockholder.

     Please read the attached Information Statement carefully.

                        WE ARE NOT ASKING YOU FOR A PROXY
                   AND YOU ARE REQUESTED NOT TO SEND A PROXY.

     Enclosed with this information statement is a letter of election and transmittal for use in surrendering your share certificates. You will have until January 16, 2002 (the effective time of the merger), upon surrender of your certificates, to elect to receive either cash or stock in the merger. After January 16, 2002, you will still be able to surrender your share certificates but will not be able to elect the form of consideration that you will receive.

                                        By Order of the Board of Directors,

                                        John H. Mullan
                                        Secretary and Director

Newport News, Virginia
December 17, 2001

                         NEWPORT NEWS SHIPBUILDING INC.
                             4101 Washington Avenue
                          Newport News, Virginia 23607

                              INFORMATION STATEMENT

           SPECIAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 16, 2002

                               ___________________

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

     This Information Statement is being furnished to the holders of common stock of Newport News Shipbuilding Inc., a Delaware corporation in connection with the special meeting of stockholders of Newport News to be held on January 16, 2002 at 9:00 a.m., local time, at Fried, Frank, Harris, Shriver & Jacobson at 350 South Grand Avenue, Los Angeles, CA 90071, for the following purposes:

     1. To consider and vote upon a proposal to adopt the merger agreement, dated November 7, 2001, among Newport News, Northrop Grumman Corporation and Purchaser Corp. I, a wholly owned subsidiary of Northrop Grumman, as described in this Information Statement; and

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The merger is the second and final step of Northrop Grumman's two-part acquisition of Newport News. The first step was an exchange offer commenced by Purchaser Corp. I on May 23, 2001 for the right to receive either 0.7193 shares of Northrop Grumman common stock, par value $1.00 per share, or $67.50 net in cash, for each outstanding share of Newport News common stock, par value $0.01 per share (subject to the proration procedures and limitations described in the offer). The offer expired on November 29, 2001. Purchaser Corp. I acquired approximately 26,241,019 shares of Newport News (representing approximately 80.7% of the shares outstanding as of November 29, 2001).

     Holders of record of Newport News common stock at the close of business on December 5, 2001 will be entitled to vote at the special meeting or any adjournment or postponement.

     Northrop Grumman can cause the merger to occur without the affirmative vote of any other holder of shares.

     Enclosed with this information statement is a letter of election and transmittal for use in surrending your share cetificates. You will have until January 16, 2002 (the effective time of the merger), upon surrender of your certificates, to elect to receive either cash or stock in the merger. After January 16, 2002, you will still be able to surrender your share certificates but will not be able to elect the form of consideration that you will receive. Please read this Information Statement carefully.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Information Statement dated December 17, 2001, and intended to be first mailed to stockholders on December 17, 2001.

                                TABLE OF CONTENTS

                                                                                                PAGE
                                                                                                ----

QUESTIONS AND ANSWERS ABOUT THE MERGER........................................................     1
RISK FACTORS..................................................................................     5
NORTHROP GRUMMAN SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
   DATA.......................................................................................    10
SELECTED HISTORICAL FINANCIAL DATA OF NEWPORT NEWS ...........................................    13
COMPARATIVE PER SHARE INFORMATION ............................................................    14
COMPARATIVE MARKET DATA.......................................................................    16
   Unaudited Pro Forma Condensed Combined Financial Statements ...............................    17
   Notes to Pro Forma Condensed Combined Financial Statements (Unaudited).....................    22
THE SPECIAL MEETING...........................................................................    23
   Time, Place, Date..........................................................................    23
   Purpose of the Special Meeting ............................................................    23
   Record Date; Quorum; Outstanding Shares Entitled to Vote ..................................    23
   Vote Required .............................................................................    23
   Surrender of Certificates and Payment Procedures ..........................................    23
   The Merger Consideration...................................................................    24
APPRAISAL RIGHTS..............................................................................    26
THE MERGER....................................................................................    28
   Background of the Offer and the Merger.....................................................    28
   Northrop Grumman Reasons for the Offer and Merger..........................................    31
   Recommendation and Reasons of Newport News Board of Directors..............................    31
   Opinion of Newport News' Financial Advisor...................................................  34
   Purpose and Structure of the Merger; Reasons of Northrop Grumman for the Merger............    42
   The Merger Agreement.......................................................................    42
   Delisting of Newport News Shares Following the Merger......................................    45
   Regulatory Approvals.......................................................................    45
   Accounting Treatment.......................................................................    46
INTERESTS OF CERTAIN PERSONS IN THE MERGER ...................................................    47
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.................................................    48
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION...................................    53
COMPARISON OF RIGHTS OF HOLDERS OF NORTHROP GRUMMAN SHARES AND NEWPORT NEWS SHARES............    54
BENEFICIAL SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT...........................    61
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.......................................    62
LEGAL MATTERS.................................................................................    62
INDEPENDENT AUDITORS..........................................................................    62
OTHER MATTERS.................................................................................    63
WHERE YOU CAN FIND MORE INFORMATION...........................................................    63
ANNEX A --Section 262 of the Delaware General Corporation Law--Appraisal rights...............   A-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The merger of Newport News with and into Purchaser Corp. I, a wholly owned subsidiary of Northrop Grumman Corporation, will constitute the second and final step of the acquisition of Newport News by Northrop Grumman. The first step was an exchange offer, commenced by Northrop Grumman through its subsidiary on May 23, 2001, for the right to receive either 0.7193 shares of Northrop Grumman common stock or $67.50 net in cash for each outstanding share of Newport News common stock (subject to the proration procedures and limitations described in the offer). The offer expired on November 29, 2001. Purchaser Corp. I acquired approximately 26,241,019 shares representing approximately 80.7% of the shares outstanding as of November 29, 2001. The following are some questions you, as a stockholder of Newport News, may have and the answers to those questions. We urge you to carefully read the remainder of this information statement because the information provided in these questions and answers is not complete and additional important information is contained in the remainder of this information statement. Stockholders are urged to read this information statement in its entirety.

Q: When and where is the special meeting?

A: Newport News will hold a special meeting of stockholders on January 16, 2002, at 9:00 a.m., local time, at Fried, Frank, Harris, Shriver & Jacobson at 350 South Grand Avenue, Los Angeles, CA 90071. See "The Special Meeting."

Q: Is my vote required to adopt the merger agreement?

A: No. The affirmative vote of a majority of the votes entitled to be cast by the holders of all outstanding shares as of the record date will be required to adopt the merger agreement. Northrop Grumman and Purchaser Corp. I have agreed to vote all of the shares they own in favor of the adoption of the merger agreement. Because Northrop Grumman and its affiliates own approximately 80.7% of the outstanding shares on the record date, adoption of the merger agreement is assured without the vote of any other stockholder. You are not being asked for a proxy and you are requested not to send one. See "The Special Meeting -- Vote Required."

Q: Who are the parties to the transaction?

A: Northrop Grumman
1840 Century Park East
Los Angeles, California 90067
(310) 553-6262

Northrop Grumman is a leading global aerospace and defense company providing products and services in defense and commercial electronics, systems integration, information technology and non-nuclear-powered shipbuilding and systems. As a prime contractor, principal subcontractor, partner or preferred supplier, Northrop Grumman participates in many high-priority defense and commercial technology programs in the United States and abroad. Northrop Grumman is a holding company formed in connection with the acquisition of Litton Industries, Inc. in April 2001. Northrop Grumman is aligned into five business sectors: Integrated Systems, Electronic Systems, Information Technology, Ship Systems and Component Technologies.

Purchaser Corp. I
c/o Northrop Grumman Corporation
1840 Century Park East
Los Angeles, California 90067
(310) 553-6262

   Purchaser Corp. I is a wholly owned subsidiary of Northrop Grumman. Purchaser Corp. I was organized on October 11, 2001 for the purpose of acquiring the Newport News shares tendered in response to the offer and merging with Newport News in the merger. It has not carried on any activities other than in connection with the transactions contemplated by the merger agreement.

Newport News
4101 Washington Avenue
Newport News, Virginia 23607
(757) 380-2000

   Newport News' primary business is the design, construction, repair, maintenance, overhaul and refueling of nuclear-powered aircraft carriers and submarines for the U.S. Navy.

     As a result of the first step, Newport News is approximately 80.7% owned by Purchaser Corp. I, a wholly owned subsidiary of Northrop Grumman.

Q: What will I be entitled to receive in exchange for my shares of Newport News?

A: Upon completion of the merger, each share of Newport News common stock (other than shares owned by Northrop Grumman, Purchaser Corp. I, or Newport News and shares for which appraisal rights have been exercised in accordance with Delaware law) will be converted into the right to receive either 0.7193 shares of Northrop Grumman common stock or $67.50 net in cash (subject to the proration procedures and limitations described in the offer), the same consideration paid in the offer. See "The Special Meeting -- The Merger Consideration."

Q: Is there an agreement governing the merger?

A: Yes. Northrop Grumman, Purchaser Corp. I and Newport News entered into an agreement and plan of merger dated as of November 7, 2001. The merger agreement provides, among other things, for the terms and conditions of the offer and the merger of Newport News into Purchaser Corp. I following the offer. See "The Merger -- Purpose and Structure of the Merger; Reasons of Northrop Grumman for the Merger."

Q: Does Newport News support the merger?

A: Yes. Newport News' board of directors has determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, taken together, are advisable and fair to, and in the best interests of, Newport News stockholders and unanimously recommends that Newport News stockholders adopt the merger agreement. Newport News' board of directors has approved the merger agreement and the transactions contemplated thereby. Information about the recommendation of Newport News' board of directors is more fully described in Newport News' amended Solicitation/Recommendation Statement on Schedule 14D-9/A, which was previously mailed to Newport News stockholders together with the prospectus dated November 13, 2001.

Q: Did the Newport News board of directors receive an opinion from its financial advisor?

A: Yes. In connection with the offer and merger, Newport News' board of directors received the opinion of its financial advisor, Credit Suisse First Boston Corporation, regarding the fairness, from a financial point of view, of the aggregate consideration to be received in the offer and merger by the holders of Newport News common stock (other than Northrop Grumman and its affiliates). A copy of the opinion is included in Newport News Solicitation/Recommendation Statement on Schedule 14D-9/A, which was previously mailed to Newport News stockholders. See "The Merger -- Opinion of Newport News' Financial Advisor."

Q: When do the companies expect to complete the merger?

A: Northrop Grumman expects to complete the merger on January 16, 2002, or as soon as practicable thereafter. The merger will become effective upon filing the certificate of merger with the Secretary of the State of Delaware or such later time as is agreed by Newport News and Northrop Grumman and specified in the certificate of merger. See "The Merger."

Q: Can the merger agreement be terminated?

A: The merger agreement may be terminated by either Northrop Grumman, Purchaser Corp. I or Newport News under certain circumstances. See "The Merger -- Merger Agreement."

Q: Is Northrop Grumman's financial condition relevant?

A: Yes. Since shares of Newport News common stock issued and outstanding immediately prior to the effective time (other than shares owned by Northrop Grumman, Purchaser Corp. I or Newport News or shares for which appraisal rights have been exercised in accordance with Delaware law) will be converted into a right to receive 0.7193 shares of Northrop Grumman common stock or $67.50 net in cash (subject to the proration procedures and limitations described in the offer), Newport News stockholders should consider Northrop Grumman's financial condition and particularly, the section entitled "Risk Factors" before deciding whether to elect to become one of Northrop Grumman's stockholders pursuant to the merger. In considering Northrop Grumman's financial condition, you should review carefully the information in this information statement, the prospectus dated November 13, 2001 and the documents incorporated by reference in this information statement because they contain detailed business, financial and other information about Northrop Grumman.

Q: What will happen to Newport News after the merger is completed?

A: After completion of the merger, Purchaser Corp. I will continue as the surviving corporation and Newport News' separate corporate existence will cease. The former holders of Newport News shares will no longer possess any direct interest in Newport News. Promptly upon completion of the merger, Newport News will terminate the registration of its shares under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, upon termination of the registration of the shares under the Exchange Act, the shares will no longer be eligible for inclusion on the New York Stock Exchange and on the Chicago Stock Exchange. See "The Merger -- Delisting of Newport News Shares Following the Merger." In the merger, Purchaser Corp. I will change its name to Newport News Shipbuilding Inc.

Q: What is the accounting treatment for the merger?

A: The acquisition of Newport News by Northrop Grumman's wholly owned subsidiary, Purchaser Corp. I, would be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that Newport News' results of operations will be included with Northrop Grumman's from the closing date and Newport News' consolidated assets and liabilities will be recorded at their fair values at the same date.

Q: Do any existing or former members of Newport News' management or board of directors have interests in the merger other than as stockholders of Newport News?

A: Yes. Certain existing and former members of Newport News' management and board of directors (as well as employees of Newport News) have interests in the merger other than as stockholders relating to, among other things, (i) the terms of employment and non-competition agreements and change of control severance agreements between Newport News and certain members of management, providing for cash payments and other benefits; and (ii) the acceleration of unvested stock options for certain members of management. See "Interests of Certain Persons in the Merger."

Q: Should I send in my stock certificates now?

A: Yes. A letter of election and transmittal for use in surrendering share certificates is enclosed with this information statement. See "The Merger." Certificates representing Newport News shares should be sent in once stockholders receive the enclosed letter of election and transmittal and accompanying instructions, and then should be surrendered only in accordance with such instructions. Stockholders will have until January 16, 2002 (the effective time of the merger), upon surrender of their certificates, to elect the right to receive either cash or stock in the merger. You may make an election by completing the enclosed letter of election and transmittal without surrendering your Newport News stock certificates; however, if you surrender your Newport News stock certificates when returning the letter of election and transmittal, you will lose your appraisal rights, if any. After January 16, 2002, stockholders will still be able to exchange their shares but will not be able to elect the form of consideration that they will receive. Rather, you will receive the underelected form of consideration (or a proportionate share of each form of consideration if neither is oversubscribed). See "The Special Meeting -- The Merger Consideration."

Q: Will I be taxed on the Northrop Grumman shares and cash that I receive?

A: In general, if you receive only Northrop Grumman shares in the offer and merger you will not be taxed on the receipt of those shares. If you receive a combination of Northrop Grumman shares and cash or solely cash you will be taxed on the cash received up to the amount of gain, if any, you realize on the exchange (that is the excess, if any, of value of the consideration you receive over the tax basis of the Newport News shares you exchange for that consideration). If you receive a combination of Northrop Grumman shares and cash or solely Northrop Grumman shares and you realize a loss on the Newport News shares you exchange, you will not be able to recognize that loss. Special rules apply with respect to cash received in lieu of fractional shares. This treatment assumes that the merger will be treated as a "reorganization" for federal income tax purposes. Northrop Grumman's counsel, Fried, Frank, Harris, Shriver & Jacobson, has provided an opinion to that effect, based on certain assumptions and representations. At the time of the merger Northrop Grumman will seek to have Fried, Frank, Harris Shriver & Jacobson confirm its opinion based on the facts existing at that time. If that opinion cannot be obtained, the merger will be restructured as a merger of Purchaser Corp. I into Newport News. If the merger is restructured, your exchange of Newport News shares for Northrop Grumman shares and/or cash pursuant to the merger will be a fully taxable transaction. For more information, see "Material U.S. Federal Income Tax Consequences of the Merger."

Q: Are any regulatory approvals required?

A: No. On October 23, 2001 Northrop Grumman received clearance from the Department of Defense and the Department of Justice with respect to Hart-Scott-Rodino Antitrust Improvements Act of 1976. See "The Merger -- Regulatory Approvals."

   Newport News and Northrop Grumman believe that there are no other material regulatory or governmental approvals required in order for the merger to be completed.

Q: Can I exercise appraisal rights?

A: Under Delaware law, stockholders who do not vote to approve the merger, who are stockholders of record as of the time they demand appraisal rights, who continuously own the shares through the effective time of the merger and who otherwise strictly comply with applicable requirements of the Delaware General Corporation Law may be able to demand payment in cash from Newport News for the fair value of their shares. See "Appraisal Rights."

                                  RISK FACTORS

     In deciding whether to vote upon a proposal to adopt the merger agreement and to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, you should read carefully this information statement and the documents to which we refer you. You should also carefully consider the following factors:

THE ANTICIPATED BENEFITS OF THE ACQUISITION MAY NOT BE REALIZED AND AS A RESULT THE PRICE OF NORTHROP GRUMMAN SHARES MAY DECLINE

     If the proposed acquisition is completed, Northrop Grumman expects that Newport News initially will continue to operate as a separate business from that of Northrop Grumman. However, there will be inherent challenges in transferring ownership of Newport News to Northrop Grumman. These challenges may result in significant diversions of management time and attention. Northrop Grumman's current efforts to integrate the Litton acquisition may also contribute to the diversion of management time and attention. In addition, the acquisition of Newport News could result in business or operational difficulties not currently anticipated by Northrop Grumman. As a result, Northrop Grumman may not realize the benefits it anticipates from the ownership of Newport News and so Northrop Grumman's business could be adversely affected.

THE NORTHROP GRUMMAN COMMON STOCK TO BE RECEIVED BY NEWPORT NEWS STOCKHOLDERS IN THE MERGER WILL FLUCTUATE IN VALUE

     The market price of the shares of Northrop Grumman common stock to be issued in the merger in exchange for Newport News common stock may change as a result of change in Northrop Grumman's business, operations or prospects, market assessments of the impact of the merger or general market conditions. Northrop Grumman's results of operations, as well as the market price of Northrop Grumman's common stock, may be affected by factors different from those affecting Newport News' results of operations and the market price of Newport News' common stock. Because the market price of Northrop Grumman's common stock fluctuates, the value of the Northrop Grumman shares to be received by Newport News stockholders in the merger will depend upon the market price of such shares at the time they are received pursuant to the merger. There can be no assurance as to this value. In addition, because the fraction of a Northrop Grumman share to be exchanged for each Newport News share is fixed, the amount by which the value of the consideration actually received by you in the merger could decline.

EXCHANGE RATIO OF THE OFFER AND MERGER COULD WORK TO YOUR DISADVANTAGE

     Northrop Grumman is offering to exchange each share of Newport News common stock for the right to receive 0.7193 shares of Northrop Grumman common stock or $67.50 net in cash (subject to the election and proration procedures and limitations described in the offer). Although you may benefit from possible increases in value in Northrop Grumman common stock, you may incur losses from possible decreases in value in Northrop Grumman common stock.

YOU MAY NOT RECEIVE ALL CONSIDERATION IN THE FORM YOU HAVE ELECTED

     At the time you make your election, you will not know exactly what combination of stock and/or cash you will receive because it will also depend upon the elections made by other stockholders. You can tell Northrop Grumman your preference to receive either 0.7193 shares of Northrop Grumman common stock or $67.50 in cash for each of your Newport News common shares, and you will receive either cash, Northrop Grumman common stock, or a combination of cash and Northrop Grumman common stock, based upon your stated preference and the preferences of other stockholders. To the extent the demand for either the cash or the stock component of the merger exceeds the aggregate amount of cash or stock in the merger, Northrop Grumman will prorate the total cash or stock, as the case may be, proportionally among the stockholders who elect that component. Stockholders who do not make an election will be allocated whatever component is remaining (or a proportionate share of each component if neither is oversubscribed), after taking into account the preferences of the tendering stockholders who make elections. See "The Special Meeting -- The Merger Consideration."

THE RECEIPT OF NORTHROP GRUMMAN SHARES IN CONNECTION WITH THE MERGER MAY BE TAXABLE TO YOU

     Fried, Frank, Harris, Shriver & Jacobson has provided an opinion, based on certain assumptions and representations, that the offer and the merger will be treated as a single integrated transaction that constitutes a reorganization for federal income tax purposes. At the time of the merger Northrop Grumman will seek to have Fried, Frank, Harris, Shriver & Jacobson confirm its opinion based on the facts existing at that time. If that opinion cannot be obtained, the merger will be restructured as a merger of Purchaser Corp. I into Newport News. If the merger is restructured or if the merger otherwise is not treated as a reorganization for federal income tax purposes, your exchange of Newport News shares for Northrop Grumman shares and/or cash pursuant to the merger will be a fully taxable transaction for U.S. federal income tax purposes.

     For more information, see "Material U.S. Federal Income Tax Consequences."

     YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OFFER AND THE MERGER, INCLUDING ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, AND ANY TAX RETURN FILING OR OTHER REPORTING REQUIREMENTS.

THE TRADING PRICE OF NORTHROP GRUMMAN COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF NEWPORT NEWS COMMON STOCK

     Upon completion of the merger, some holders of Newport News common stock will be entitled to become holders of Northrop Grumman common stock. Northrop Grumman's business differs from that of Newport News, and Northrop Grumman's results of operations, as well as the trading price of Northrop Grumman common stock, may be affected by factors different from those affecting Newport News' results of operations and the price of Newport News common stock.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT NEWPORT NEWS' STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS

     If the merger is not completed for any reason, Newport News may be subject to a number of material risks, including the following:

     . the price of Newport News common stock may decline to the extent that the current market price of Newport News common stock reflects a market assumption that a merger will be completed; and

     . costs incurred by Newport News related to the merger, including legal and accounting fees as well as a portion of the financial advisor fees that would be payable upon completion of the merger, must be paid by Newport News even if the merger is not completed.

NORTHROP GRUMMAN'S INDEBTEDNESS FOLLOWING THE OFFER AND THE MERGER WILL BE HIGHER THAN ITS EXISTING INDEBTEDNESS

     The indebtedness of Northrop Grumman as of September 30, 2001 was approximately $5.319 billion. Northrop Grumman's pro forma indebtedness as of September 30, 2001 giving effect to the offer and the merger (as described in "Northrop Grumman Selected Historical and Unaudited Pro Forma Condensed Combined Financial Data") is approximately $6.455 billion. As a result of the increase in debt, demands on the cash resources of Northrop Grumman will increase after the merger, which could have important effects on an investment in the common stock. For example, the increased levels of indebtedness could:

     . reduce funds available for investment in research and development and capital expenditures; or

     . create competitive disadvantages compared to other companies with lower debt levels.

SUCCESSFUL INTEGRATION OF THE NORTHROP GRUMMAN AND NEWPORT NEWS BUSINESS IS NOT ASSURED

     Integrating and coordinating the operations and personnel of Northrop Grumman and Newport News will involve complex technological, operational and personnel-related challenges. This process will be time-consuming and expensive, and may disrupt the business of the companies. In addition, integration of the Litton acquisition is expected to require significant management time and attention. The integration of the companies may not result in the benefits expected by Northrop Grumman. The difficulties, costs and delays that could be encountered may include:

     . anticipated issues in integrating the information, communications and other systems;

     .    performance degradation if expectations are not met;

     .    changes in customer needs and plans;

     . unanticipated incompatibility of systems, procedures and operating methods;

     .    unanticipated costs relating to facilities and operations; and

     . the effect of complying with any government imposed organizational conflict-of-interest rules.

NORTHROP GRUMMAN'S ABILITY TO RETAIN PERSONNEL WHO ARE KEY TO NORTHROP GRUMMAN'S AND NEWPORT NEWS' BUSINESS

     The success of Northrop Grumman's operations is dependent, among other things, on its ability to attract and retain highly qualified professional personnel. Competition for key personnel in the various localities and business segments in which Northrop Grumman operates is intense. Northrop Grumman's ability to attract and retain key personnel, including senior officers and experienced engineers, is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent, who may offer different employment packages. These same pressures and concerns also apply to Newport News' business.

RISKS RELATED TO THE BUSINESS OF NORTHROP GRUMMAN AND NEWPORT NEWS

     Results of operations of Northrop Grumman will be subject to numerous risks affecting the businesses of Northrop Grumman Newport News, many of which are beyond the companies' control. Many of the risks affecting Northrop Grumman are identified below under "Forward-Looking Statements" may prove inaccurate.

OFFICERS AND DIRECTORS OF NEWPORT NEWS HAVE POTENTIAL CONFLICTS OF INTEREST IN THE TRANSACTION

     Newport News stockholders should be aware of potential conflicts of interest and the benefits available to Newport News directors when considering Newport News' board of directors' recommendation to approve the transaction. Newport News officers and directors have or had stock options, employment agreements and/or benefit plans that provide them with interests in the transaction that are different from, or in addition to, interests of Newport News stockholders. See "Interests of Certain Persons in the Merger."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Some of the information included in this information statement and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. These include statements and assumptions with respect to expected future revenues, margins, program performance, earnings and cash flows, acquisitions of new contracts, the outcome of competitions for new programs, the outcome of contingencies including litigation and environmental remediation, the effect of completed and planned acquisitions and divestitures of businesses or business assets, the anticipated costs of capital investments, and anticipated industry trends. Actual results and trends may differ materially from the information, statements and assumptions as described, and actual results could be materially less than planned. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

     .    dependence on sales to the United States Government;

     .    successful performance of internal plans;

     .    government customers' budgetary restraints;

     .    customer changes in short-range and long-range plans;

     . domestic and international competition in both the defense and commercial areas;

     .    product performance;

     .    continued development and acceptance of new products;

     .    performance issues with key suppliers and subcontractors;

     .    government import and export policies;

     . termination of government contracts, which may include termination for the convenience of the government;

     .    the outcome of political and legal processes;

     . Northrop Grumman maintaining satisfactory relations with labor unions that represent certain of Northrop Grumman employees;

     . legal, financial and governmental risks related to international transactions and global needs for military and commercial aircraft, electronic systems and support, information technologies and ships; and

     .    other economic, political and technological risks and uncertainties.

     See also "Risk Factors," and the risk factors disclosed in Northrop Grumman's Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2000 and Northrop Grumman Quarterly Reports on Form 10-Q, for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001, which are incorporated herein by reference. For additional factors that might affect the forward-looking statements with respect to Newport News, see Newport News' Annual Report on Form 10-K, for the fiscal year ended December 31, 2000 and Newport News' Quarterly Reports on Form 10-Q, for the periods ended March 18, 2001, June 17, 2001 and September 16, 2001, which are incorporated in this information statement by reference. See "Where You Can Find More Information." Readers are cautioned not to put undue reliance on forward-looking statements. Northrop Grumman disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

     NORTHROP GRUMMAN SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED
                             COMBINED FINANCIAL DATA

     The following table sets forth selected consolidated financial data for Northrop Systems (formerly Northrop Grumman Corporation) for each of the years in the five-year period ended December 31, 2000 and for the nine months ended September 30, 2000 and for Northrop Grumman for the nine months ended September 30, 2001, and selected unaudited pro forma condensed combined financial data of Northrop Grumman, Litton Industries, Inc. and Newport News for the year ended December 31, 2000 and the nine months ended September 30, 2001. Consolidated financial data for the years ended December 31, 2000, 1999, 1998 and 1997 have been derived from, and are qualified by reference to, the audited consolidated financial statements and notes thereto filed by Northrop Grumman with the SEC. Consolidated financial data for the year ended December 31, 1996 and for the nine months ended September 30, 2001 and 2000 have been derived from unaudited consolidated financial statements and notes thereto of Northrop Systems and Northrop Grumman. The selected historical financial data for each of the years in the five-year period ending December 31, 2000 do not give effect to the Litton acquisition or the resulting debt. The historical operating data for the nine months ended September 30, 2001 include six months of Litton's operating results subsequent to the acquisition by Northrop Grumman on April 3, 2001.

     The operating results for the nine months ended September 30, 2001 are not necessarily indicative of results for the full fiscal year ending December 31, 2001. Newport News stockholders should read this summary together with the financial statements referred to below and incorporated by reference and their accompanying notes and in conjunction with management's discussion and analysis of operations and financial conditions of Northrop Grumman, Litton and Newport News contained in such reports. Earnings per share is calculated by dividing income from continuing operations available for the holders of common stock by the weighted average number of shares outstanding.

     The Unaudited Pro Forma Condensed Combined Financial Data were obtained from the Unaudited Pro Forma Condensed Combined Financial Statements. The pro forma financial statements are based upon the historical financial statements of Northrop Systems, Northrop Grumman, Litton and Newport News adjusted to give effect to the Litton and Newport News acquisitions. The pro forma adjustments are described in the accompanying notes. The pro forma financial statements have been developed from (a) the audited consolidated financial statements of Northrop Systems contained in its Annual Report on Form 10-K/A for the year ended December 31, 2000 and the unaudited consolidated financial statements of Northrop Grumman contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2001, which are incorporated by reference in this information statement, (b) the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in its Quarterly Report on Form 10-Q for the period ended January 31, 2001, which are incorporated by reference in this information statement, and (c) the audited consolidated financial statements of Newport News contained in its Annual Report on Form 10-K for the year ended December 31, 2000 and the unaudited consolidated financial statements of Newport News contained in its Quarterly Report on Form 10-Q for the quarter ended September 16, 2001, which are incorporated by reference in this information statement. In addition, the audited consolidated financial statements contained in Litton's Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in Litton's Quarterly Report on Form 10-Q for the period ended January 31, 2001 have been used to bring the financial reporting periods of Litton to within 90 days of those of Northrop Systems and Northrop Grumman.

     The final determination and allocation of the purchase price paid for the Litton and Newport News acquisitions may differ from the amounts assumed in this Unaudited Pro Forma Condensed Combined Financial Data.

     The acquisition of Litton, which is valued at approximately $5.2 billion, including the assumption of Litton's net debt of $1.3 billion, is accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess recorded as goodwill. The Unaudited Pro Forma Condensed Combined Financial Data reflects preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed and the related allocations of purchase price, and preliminary estimates of adjustments necessary to conform Litton data to Northrop Grumman's accounting policies. The Unaudited Pro Forma Condensed Combined Financial Data do not include the recognition of liabilities associated with certain potential restructuring activities. Northrop Grumman is currently reviewing the preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed, including valuations associated with certain contracts and preliminary valuation study results for intangible assets, property, plant and equipment, and retiree benefits assets and liabilities. Northrop Grumman also is evaluating several possible restructuring activities of Litton operations. The final determination of the fair market value of assets acquired and liabilities assumed and final allocation of the purchase price may differ from the amounts assumed in the Unaudited Pro Forma Condensed Combined Financial Data. Adjustments to the purchase price allocations are expected to be finalized by December 31, 2001, and will be reflected in future Northrop
Grumman filings. There can be no assurance that such adjustments will not be material.

     As of the date of this information statement, Northrop Grumman has not completed the valuation studies necessary to arrive at the required estimates of the fair market value of the Newport News assets to be acquired in the merger and the Newport News liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Newport News data to Northrop Grumman's accounting policies. Accordingly, Northrop Grumman has used the historical book values of the assets and liabilities of Newport News and has used the historical revenue recognition policies of Newport News to prepare the Unaudited Pro Forma Condensed Combined Financial Statements, with the excess of the purchase price over the historical net assets of Newport News recorded as goodwill and other purchased intangibles. Once Northrop Grumman has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming changes, such pro forma financial statements will be subject to adjustment. Such adjustments will likely result in changes to the pro forma statement of financial position to reflect the final allocations of purchase price and the pro forma statements of income, and there can be no assurance that such adjustments will not be material.

     The Unaudited Pro Forma Condensed Combined Financial Data is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Northrop Grumman would have been had the offer and the Litton and Newport News acquisitions occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

     The Unaudited Pro Forma Condensed Combined Financial Data does not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Litton and Newport News acquisitions, except for preliminary estimates of costs to consolidate the Litton and Northrop Grumman corporate offices.

     The Unaudited Pro Forma Condensed Combined Financial Data should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Northrop Systems, Northrop Grumman, Litton and Newport News that are incorporated by reference in this information statement and the Unaudited Pro Forma Condensed Combined Financial Statements.

--------------------------------------------------------------------------------

                             NORTHROP                         NORTHROP
                             GRUMMAN/                         GRUMMAN/
                             LITTON/                          LITTON/
                             NEWPORT                          NEWPORT
                               NEWS     NORTHROP GRUMMAN        NEWS                  NORTHROP GRUMMAN

                            PRO FORMA    HISTORICAL DATA     PRO FORMA                 HISTORICAL DATA
                           ------------ -------------------  ------------  --------------------------------------------
                                                             YEAR ENDED
                           NINE MONTHS ENDED SEPTEMBER 30,   DECEMBER 31,           YEAR ENDED DECEMBER 31,
                           --------------------------------                --------------------------------------------
                               2001       2001      2000         2000       2000     1999    1998      1997      1996
                           ----------   --------  ---------  ------------  -------  ------- -------  --------  --------
OPERATING DATA:                                      (IN MILLIONS, EXCEPT PER SHARE DATA)

Net sales................   $12,220    $ 9,254     $5,389       $15,255     $7,618   $7,616  $7,367   $7,798    $7,667
Income from continuing
   operations, net of
   tax...................       338        296        481           702        625      474     193      318       330
Basic earnings per
   share, from
   continuing
   operations............      3.14       3.53       6.86          6.76       8.86     6.84    2.82     4.76      5.27
Diluted earnings per
   share, from
   continuing
   operations............      3.11       3.50       6.84          6.73       8.82     6.80    2.78     4.67      5.18
Cash dividends per
   common share..........      1.20       1.20       1.20          1.60       1.60     1.60    1.60     1.60      1.60
BALANCE SHEET DATA:

Total assets.............   $20,767    $17,214     $9,354           N/A     $9,622   $9,285  $9,536   $9,677    $9,645
Total long-term
   obligations...........     9,011      7,636      3,111           N/A      3,015    3,564   4,319    4,339     4,694
Redeemable preferred
   stock.................       350        350          -           N/A          -        -       -        -         -

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                SELECTED HISTORIAL FINANCIAL DATA OF NEWPORT NEWS

     The following is a summary of selected consolidated financial data of Newport News for each of the years in the five-year period ended December 31, 2000 and the nine months ended September 16, 2001 and September 17, 2000. The operating results for the nine months ended September 16, 2001 are not necessarily indicative of results for the full fiscal year ended December 31, 2001. This information is derived from the audited consolidated financial statements of Newport News contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the unaudited consolidated financial statements of Newport News contained in its Quarterly reports on Form 10-Q for the periods ended September 16, 2001 and September 17, 2000, and is qualified in its entirety by such documents. See "Where You Can Find More Information". You should read this summary together with the financial statements which are incorporated by reference in this information statement and their accompanying notes and in conjunction with managements' discussion and analysis of operations and financial conditions of Newport News contained in such reports.

                                          NINE MONTHS ENDED                                YEAR ENDED DECEMBER 31,
                              -------------------------------------------   --------------------------------------------------
                               SEPTEMBER 16, 2001  SEPTEMBER 17, 2000          2000      1999       1998      1997       1996

                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING DATA:
     Revenues..............         $1,639             $1,494                $2,072     $1,863    $1,862     $1,707    $1,870
     Net earnings (loss)...             72                 66                    90         97        66        (48)       55
     Net earnings (loss)
       per common share,
       basic...............           2.43               2.12                  2.91       2.83      1.91      (1.39)     1.60
     Net earnings (loss)
       per common share,
       diluted.............           2.29               2.03                  2.77       2.72      1.85      (1.39)     1.60
     Cash dividends
       declared per
       share (a)...........            .12                .12                   .16        .16       .16        .16       N/A
BALANCE SHEET DATA:
     Total assets..........         $1,638             $1,506                $1,476     $1,512    $1,600     $1,515    $1,535
     Long-term
       obligations.........            432                508                   498        525       591        548       596


____________
(a) Cash dividends declared per common share were four cents per share for each quarter in 2000, 1999, 1998, and 1997. Since Newport News was a wholly owned subsidiary prior to December 12, 1996, there are no comparable results for prior periods.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        COMPARATIVE PER SHARE INFORMATION

     The following table summarizes unaudited per share information for Northrop Systems, Northrop Grumman, Litton and Newport News on a historical, pro forma combined and equivalent pro forma combined basis. The following information should be read in conjunction with the audited consolidated financial statements of Northrop Systems, Litton and Newport News, the unaudited interim consolidated financial statements of Northrop Grumman, Litton and Newport News, and the unaudited pro forma condensed combined financial information included elsewhere or incorporated by reference in this information statement. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the offer, the Newport News merger and the Litton acquisition had been completed as of the beginning of the respective periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The pro forma per share earnings from continuing operations is computed by dividing the pro forma income from continuing operations available to holders of common stock by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period. Newport News equivalent pro forma combined per share amounts are calculated by multiplying Northrop Grumman pro forma combined per share amounts by 0.7193, the percentage of a share of Northrop Grumman common stock that will be exchanged for each share of Newport News common stock. The historical per share information of Litton and Newport News was derived from their respective historical annual and quarterly financial statements and was adjusted as necessary to bring the information to within 90 days of the dates listed below.

                                                                                     NINE MONTHS             YEAR
                                                                                        ENDED                ENDED
                                                                                 SEPTEMBER 30, 2001   DECEMBER 31, 2000
                                                                                 ------------------   -----------------
NORTHROP GRUMMAN AND NORTHROP SYSTEMS - HISTORICAL
     Historical per common share:
         Income per basic share ..............................................    $    3.53              $    8.86
         Income per diluted share ............................................         3.50                   8.82
         Dividends declared-Common ...........................................         1.20                   1.60
         Dividends declared-Preferred ........................................         3.44                     --
         Book value per share ................................................        61.57                  54.38
LITTON - HISTORICAL
     Historical per common share:
         Income per basic share ..............................................    $     N/A              $    4.95
         Income per diluted share ............................................          N/A                   4.90
         Dividends declared-Common ...........................................          N/A                     --
         Dividends declared-Preferred ........................................          N/A                   2.00
         Book value per share ................................................          N/A                  35.24
NEWPORT NEWS - HISTORICAL*
     Historical per common share:
         Income per basic share ..............................................    $    2.43              $    2.91
         Income per diluted share ............................................         2.29                   2.77
         Dividends declared-Common ...........................................         0.12                   0.16
         Dividends declared-Preferred ........................................           --                     --
         Book value per share ................................................        10.29                   8.69
UNAUDITED PRO FORMA COMBINED
     Unaudited pro forma per share of Northrop Grumman common shares:
         Income per basic share ..............................................    $    3.14              $    6.76
         Income per diluted share ............................................         3.11                   6.73
         Dividends declared-Common ...........................................         1.20                   1.60
         Dividends declared-Preferred ........................................         5.25                   7.00
         Book value per share ................................................        66.82                    N/A
UNAUDITED PRO FORMA NEWPORT NEWS EQUIVALENTS*

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Unaudited pro forma per share of Newport News common shares:
         Income per basic share ................................... $ 2.26 $4.86
         Income per diluted share .................................   2.24  4.84
         Dividends declared-Common ................................   0.86  1.15
         Dividends declared-Preferred .............................   3.78  5.04
         Book value per share .....................................  48.06   N/A

___________
* Nine month data for Newport News is for the nine-month period ended September 16, 2001.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                             COMPARATIVE MARKET DATA

     Northrop Grumman's common stock trades on the New York Stock Exchange and on the Pacific Stock Exchange under the symbol "NOC" and Newport News' common stock trades on the New York Stock Exchange and on the Chicago Stock Exchange under the symbol "NNS." The following table presents trading information for Northrop Grumman and Newport News common stock on May 8, 2001 and December 14, 2001. May 8, 2001 was the last trading day before the announcement of Northrop Grumman's intention to make an offer for Newport News shares and December 14, 2001 was the last practicable trading day prior to the filing date of this information statement. Newport News equivalent per share amounts are calculated by multiplying Northrop Grumman per share amounts by .7193, the exchange ratio of Northrop Grumman shares for each Newport News share, by $93.84, which represents the average of the closing sale prices for a share of Northrop Grumman common stock on the New York Stock Exchange as reported in The Wall Street Journal over the 5-day trading period beginning on November 20, 2001 and ending on November 27, 2001. The actual value of the shares of Northrop Grumman common stock a stockholder will be entitled to receive following the merger may be higher or lower than the prices set forth below. You should read the information presented below in conjunction with "Comparative Per Share Market Price and Dividend Information".

                                     NORTHROP GRUMMAN               NEWPORT NEWS                 NEWPORT NEWS
                                       COMMON STOCK                 COMMON STOCK             EQUIVALENT PER SHARE
                               ---------------------------- ----------------------------  ---------------------------
                                 HIGH      LOW     CLOSING    HIGH      LOW     CLOSING     HIGH      LOW    CLOSING
                               --------  --------  -------  --------  -------- ---------  -------- -------- ---------
May 8, 2001..................   $92.46    $90.74    $91.50   $65.20    $64.93    $65.00    $66.51   $65.27    $65.82
December 14, 2001............

--------------------------------------------------------------------------------

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The Unaudited Pro Forma Condensed Combined Financial Statements presented below are derived from the historical consolidated financial statements of each of Northrop Systems, Northrop Grumman, Litton and Newport News. The Unaudited Pro Forma Condensed Combined Financial Statements are prepared using the purchase method of accounting, with Northrop Grumman treated as the acquiror and as if the Newport News and Litton acquisitions had been completed as of the beginning of the periods presented for statements of operations purposes and as if the Newport News acquisition had been completed on September 30, 2001 for balance sheet purposes.

     The Unaudited Pro Forma Condensed Combined Financial Statements are based upon the historical financial statements of Northrop Systems, North Grumman, Litton and Newport News adjusted to give effect to the Litton acquisition and the Newport News acquisition. The pro forma adjustments are described in the accompanying notes presented on the following pages. The pro forma financial statements have been developed from (a) the audited consolidated financial statements of Northrop Systems contained in its Annual Report on Form 10-K/A for the year ended December 31, 2000 and the unaudited consolidated financial statements of Northrop Grumman contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2001, which are incorporated by reference in this information statement, (b) the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in its Quarterly Report on Form 10-Q for the period ended January 31, 2001, which are incorporated by reference in this information statement, and (c) the audited consolidated financial statements of Newport News contained in its Annual Report on Form 10-K for the year ended December 31, 2000 and the unaudited consolidated financial statements of Newport News contained in its Quarterly Report on Form 10-Q for the quarter ended September 16, 2001, which are incorporated by reference in this information statement. In addition, the audited consolidated financial statements of Litton contained in its Annual Report on Form 10-K for the fiscal year ended July 31, 2000 and the unaudited consolidated financial statements of Litton contained in its Quarterly Report on Form 10-Q for the period ended January 31, 2001 have been used to bring the financial reporting periods of Litton to within 90 days of those of Northrop Systems and Northrop Grumman.

     The final determination and allocation of the purchase price paid for the Litton and Newport News acquisitions may differ from the amounts assumed in these Unaudited Pro Forma Condensed Combined Financial Statements.

     The acquisition of Litton, which is valued at approximately $5.2 billion, including the assumption of Litton's net debt of $1.3 billion, is accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess recorded as goodwill. The Unaudited Pro Forma Condensed Combined Financial Statements reflect preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed and the related allocations of purchase price, and preliminary estimates of adjustments necessary to conform Litton data to Northrop Grumman's accounting policies. The Unaudited Pro Forma Condensed Combined Financial Statements do not include the recognition of liabilities associated with certain potential restructuring activities. Northrop Grumman is currently reviewing the preliminary estimates of the fair market value of the Litton assets acquired and liabilities assumed, including valuations associated with certain contracts and preliminary valuation study results for intangible assets, property, plant and equipment, and retiree benefits assets and liabilities. Northrop Grumman also is evaluating several possible restructuring activities of Litton operations. The final determination of the fair market value of assets acquired and liabilities assumed and final allocation of the purchase price may differ from the amounts assumed in these Unaudited Pro Forma Condensed Combined Financial Statements. Adjustments to the purchase price allocations are expected to be finalized by December 31, 2001, and will be reflected in future Northrop Grumman filings. There can be no assurance that such adjustments will not be material.

     As of the date of this information statement, Northrop Grumman has not completed the valuation studies necessary to arrive at the required estimates of the fair market value of the Newport News assets to be assumed in the merger and the Newport News liabilities to be assumed in the merger and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform Newport News data to Northrop Grumman's accounting policies. Accordingly, Northrop Grumman has used the historical book values of the assets and liabilities of Newport News and has used the historical revenue recognition policies of Newport News to prepare the Unaudited Pro Forma

Condensed Combined Financial Statements set forth herein, with the excess of the Purchase price over the historical net assets of Newport News recorded as goodwill and other purchased intangibles. Once Northrop Grumman has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming changes, such pro forma financial statements will be subject to adjustment. Such adjustments will likely result in changes to the pro forma statement of financial position to reflect the final allocations of purchase price and the pro forma statements of income, and there can be no assurance that such adjustments will not be material.

     The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Northrop Grumman would have been had the offer and the Litton and Newport News acquisitions occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

     The Unaudited Pro Forma Condensed Combined Financial Statements do not include the realization of cost savings from operating efficiencies, synergies or other restructurings resulting from the Litton and Newport News acquisitions, except for preliminary estimates of costs to consolidate the Litton and Northrop Grumman corporate offices.

     The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Northrop Systems, Northrop Grumman, Litton and Newport News that are incorporated by reference in this information statement.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF FINANCIAL POSITION
September 30, 2001
($ in millions)

                                                                                                 PRO FORMA
                                                                     NORTHROP     NEWPORT  -----------------------
                                                                      GRUMMAN       NEWS   ADJUSTMENTS    COMBINED
                                                                     --------     -------  -----------   ---------
Assets:
Current assets
   Cash and cash equivalents .....................................   $    310    $     66    $     --     $    376
   Accounts receivable ...........................................      2,297         131          --        2,428
   Inventoried costs .............................................      1,222         409          --        1,631
   Deferred income taxes .........................................         35         110          --          145
   Prepaid expenses and other current assets .....................        140          19          --          159
                                                                     --------    --------    --------     --------
   Total current assets ..........................................      4,004         735          --        4,739
                                                                     --------    --------    --------     --------

Property, plant and equipment ....................................      3,297       1,616          --        4,913
Accumulated depreciation .........................................     (1,211)       (950)         --       (2,161)
                                                                     --------    --------    --------     --------
Property, plant and equipment, net ...............................      2,086         666          --        2,752
                                                                     --------    --------    --------     --------

Other assets
   Goodwill and other purchased intangibles, net .................      7,956          --       1,915 (a)    9,871
   Prepaid retiree benefits costs and intangible pension asset ...      2,773          --          --        2,773
   Other assets ..................................................        395         237          --          632
                                                                     --------    --------    --------     --------
                                                                       11,124         237       1,915       13,276
                                                                     --------    --------    --------     --------
                                                                     $ 17,214    $  1,638    $  1,915     $ 20,767
                                                                     ========    ========    ========     ========

Liabilities and Shareholders' Equity:
Current liabilities
Notes payable and current portion of long-term debt ..............   $    134    $     46    $     --     $    180
   Accounts payable ..............................................        757          87          --          844
   Accrued employees' compensation ...............................        629          --          --          629
   Advances on contracts .........................................        837          --          --          837
   Income taxes ..................................................        373          --          --          373
   Other current liabilities .....................................      1,223         484          --        1,707
                                                                     --------    --------    --------     --------
   Total current liabilities .....................................      3,953         617          --        4,570
                                                                     --------    --------    --------     --------

Long-term debt ...................................................      5,185         432         658 (a)    6,275
Accrued retiree benefits .........................................      1,478          --          --        1,478
Deferred tax and other long-term liabilities .....................        973         285          --        1,258

Redeemable preferred stock .......................................        350          --          --          350

Shareholders' equity
   Paid in capital and unearned compensation .....................      2,366         452       1,109 (a)    3,927
   Retained earnings .............................................      2,928         236        (236)(a)    2,928
   Accumulated other comprehensive  loss .........................        (19)         --          --          (19)
   Stock Employee Compensation Trust .............................         --        (384)        384 (a)       --
                                                                     --------    --------    --------     --------
                                                                        5,275         304       1,257        6,836
                                                                     --------    --------    --------     --------
                                                                     $ 17,214    $  1,638    $  1,915     $ 20,767
                                                                     ========    ========    ========     ========

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME
Year Ended December 31, 2000
($ in millions, except per share)

                                                                       PRO FORMA                                PRO FORMA
                                 NORTHROP                ---------------------------------  NEWPORT    -----------------------------
                                  GRUMMAN     LITTON        ADJUSTMENTS         COMBINED      NEWS       ADJUSTMENTS      COMBINED
                                ----------  ----------   -----------------    ------------ ---------   --------------   ------------
Sales and service revenues ....  $  7,618    $  5,626      $    (61)(b)         $ 13,183    $  2,072    $     --          $ 15,255
Cost of sales
   Operating costs ............     5,446       4,669            88(b)(c)(d)      10,203       1,870        (252)(h)(j)     11,821
   Administrative and
     general expenses .........     1,074         491            --                1,565          --         271(j)          1,836
                                 --------    --------      --------             --------    --------    --------          --------
Operating margin ..............     1,098         466          (149)               1,415         202         (19)            1,598
Interest expense ..............      (175)       (105)         (191)(e)             (471)        (53)        (22)(i)          (546)
Other, net ....................        52          16            --                   68           4          --                72
                                 --------    --------      --------             --------    --------    --------          --------
Income from continuing
   operations before income
   taxes ......................       975         377          (340)               1,012         153         (41)            1,124
Federal and foreign income
   taxes ......................       350         151          (119)(f)              382          63         (23)(f)(j)        422
                                 --------    --------      --------             --------    --------    --------          --------
Income from continuing
   operations .................  $    625    $    226      $   (221)            $    630    $     90    $    (18)         $    702
                                 ========    ========      ========             ========    ========    ========          ========
Less, dividends paid to .......        --          --           (25)(g)              (25)         --          --               (25)
   preferred shareholders
                                 --------    --------      --------             --------    --------    --------          --------
Income available to common
   shareholders ...............  $    625    $    226      $   (246)            $    605    $     90    $    (18)         $    677
                                 ========    ========      ========             ========    ========    ========          ========
Average shares basic ..........     70.58                                          83.58                                    100.22
Average shares diluted ........     70.88                                          84.00                                    100.64
Basic earnings per share:
     Continuing operations ....  $   8.86                                       $   7.24                                  $   6.76
Diluted earnings per share:
     Continuing operations ....  $   8.82                                       $   7.20**                                $   6.73**

________________
** Calculated by dividing income available to common stockholders by average shares diluted, which is calculated assuming preferred shares are not converted to common shares, resulting in the most dilutive effect.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME
Nine Months Ended September 30, 2001
($ in millions, except per share)

                                                                  PRO FORMA                                 PRO FORMA
                               NORTHROP                 -----------------------------    NEWPORT      -----------------------
                               GRUMMAN     LITTON        ADJUSTMENTS         COMBINED      NEWS       ADJUSTMENTS     COMBINED
                               -------     ------       --------------       --------      ----       -----------     --------
Sales and service revenues... $  9,254    $  1,345      $    (18)(b)         $ 10,581    $  1,639    $     --         $ 12,220
Cost of sales
   Operating costs ..........    7,656       1,120            19(b)(c)(d)       8,795       1,481        (140)(h)(j)    10,136
   Administrative and
     general expenses .......      908         121            --                1,029          --         153(j)         1,182
                              --------    --------      --------             --------    --------    --------         --------

Operating margin ............      690         104           (37)                 757         158         (13)             902
Interest expense ............     (269)        (27)          (64)(e)             (360)        (37)        (17)(i)         (414)
Other, net ..................       64           3            --                   67          (1)         --               66
                              --------    --------      --------             --------    --------    --------         --------
Income from continuing
   operations before income
   taxes ....................      485          80          (101)                 464         120         (30)             554
Federal and foreign income
   taxes ....................      189          30           (35)(f)              184          48         (16)(f)(j)       216
                              --------    --------      --------             --------    --------    --------         --------
Income from continuing
   operations ............... $    296    $     50      $    (66)            $    280    $     72    $    (14)        $    338
                              ========    ========      ========             ========    ========    ========         ========
Less, dividends paid to
   preferred shareholders....      (12)         --            (6)(g)              (18)         --          --              (18)
                              --------    --------      --------             --------    --------    --------         --------
Income available to common
   shareholders ............. $    284    $     50      $    (72)            $    262    $     72    $    (14)        $    320
                              ========    ========      ========             ========    ========    ========         ========
Average shares basic ........    80.34                                          85.32                                   101.96
Average shares diluted ......    81.03                                          86.11                                   102.75

Basic earnings per share:
     Continuing operations... $   3.53                                       $   3.07                                 $   3.14
Diluted earnings per share:
     Continuing operations... $   3.50**                                     $   3.04**                               $   3.11**

----------
** Calculated by dividing income available to common stockholders by average shares diluted, which is calculated assuming preferred shares are not converted to common shares, resulting in the most dilutive effect.

     NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

(a) Adjustments to (i) eliminate the equity of Newport News, (ii) record issuance of common stock, (iii) record debt financing for the Newport News acquisition along with additional acquisition related costs, (iv) record the repayment of the Stock Employee Compensation Trust's indebtedness to Newport News and (v) record goodwill and other purchased intangibles.

     The amount of the purchase price allocated to goodwill and other purchased intangibles is subject to change and is calculated based on the following assumptions:

          (i) The Parent Stock value (as defined in the Merger Agreement) is $93.84;

          (ii)  The exchange ratio is .7193; and

          (iii) All of the 16,636,885 Parent Available Shares will be issued in our offer and merger.

(b) Adjustment to eliminate intercompany sales and cost of sales transactions between Northrop Grumman and Litton.

(c) Adjustment to amortize the preliminary estimate of goodwill and other purchased intangible assets arising out of the acquisition of Litton over an estimated weighted average life of 26 years on a straight line basis.

(d) Adjustment to record preliminary depreciation of property, plant and equipment and amortization of capitalized software arising out of the acquisition of Litton.

(e) Adjustment to record interest expense and the amortization of debt issuance costs on new financing for the acquisition of Litton at a weighted average rate of 6.8 and 7.5 percent for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively.

(f) Adjustment to record income tax effects on pre-tax pro forma adjustments, using a statutory tax rate of thirty-five percent.

(g) Adjusted, pro rata, for dividends to preferred stockholders using a $7 per share dividend rate for redeemable preferred stock issued in the acquisition of Litton.

(h) Adjustment to amortize purchased intangible assets arising out of the Newport News acquisition over an estimated life of 30 years on a straight line basis.

(i) Adjustment to record interest on debt financing for the Newport News acquisition at the current rate of 3.4 percent as of October 26, 2001.

(j) Adjustment to conform Newport News data to classifications utilized by Northrop Grumman.

                               THE SPECIAL MEETING

     Time, Place, Date

     This information statement is being furnished to the holders of outstanding shares of Newport News common stock in connection with the special meeting to be held on January 16, 2002, at 9:00 a.m., local time, at Fried, Frank, Harris, Shriver & Jacobson at 350 South Grand Avenue, Los Angeles, CA 90071, including any adjournments or postponements thereof.

         Purpose of the Special Meeting

     At the special meeting, stockholders of Newport News will consider and vote upon a proposal to adopt the merger agreement, dated as of November 7, 2001, among Newport News, Northrop Grumman and Purchaser Corp. I pursuant to which Newport News will be merged with and into Purchaser Corp. I with Purchaser Corp. I as the surviving corporation at and after the effective time of the merger. The merger agreement is incorporated by reference to Northrop Grumman's Registration Statement on Form S-4. Stockholders will also consider such other business as may properly come before the meeting.

         Record Date; Quorum; Outstanding Shares Entitled to Vote

     The record date for the special meeting has been fixed as the close of business on December 5, 2001. Only holders of record of shares on the record date are entitled to vote at the special meeting. Holders of shares on the record date are entitled to one vote on matters properly presented at the special meeting for each share held.

     On the record date, there were 32,522,528 shares outstanding. The outstanding shares were held of record by approximately [ ] registered holders. The presence in person of holders of a majority of the shares entitled to vote will constitute a quorum for the transaction of business at the special meeting. Because the shares owned by Northrop Grumman and its affiliates will be represented at the special meeting, a quorum will be present, even if no other stockholders are present.

         Vote Required

     Pursuant to Delaware law, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the total number of outstanding shares. Abstentions of shares that are present at the special meeting and broker non-votes will each have the same effect as a vote against adoption of the merger agreement. Pursuant to the merger agreement, Northrop Grumman and its affiliates are required to vote their shares for adoption of the merger agreement. As of the record date, Northrop Grumman and its affiliates beneficially owned 26,469,448 shares (approximately 80.7% of all outstanding shares). Because the approval of the holders of a majority of all outstanding shares is sufficient to approve and adopt the merger agreement, Northrop Grumman can cause the merger to occur without the affirmative vote of any other stockholder. You are not being asked for a proxy and you are requested not to send one. If you wish to vote your shares, you may do so only by attending the special meeting in person.

     Newport News stockholders may be able to exercise appraisal rights in connection with the merger. See "Appraisal Rights."

         Surrender of Certificates and Payment Procedures

     A letter of election and transmittal and instructions for effecting the surrender of your Newport News stock certificates is enclosed with this information statement. Upon surrender to Mellon Investor Services, the exchange agent of a certificate representing a share of Newport News common stock, together with a duly completed and validly executed letter of election and transmittal and such other documents as may reasonably be required by the exchange agent, the holder of such certificate shall be entitled to receive in exchange therefore certificates representing the number of whole shares of Northrop Grumman common stock or $67.50 per share net in cash into which their shares of Newport News common stock were converted into the right to receive, pursuant to the merger agreement, and the certificates so surrendered will be canceled.

     No dividends or other distributions declared after the effective time of the merger on Northrop Grumman common stock will be paid in respect of any Newport News common stock formerly represented by a certificate until such certificate is surrendered for exchange. Following surrender of any such certificate, the holder of the certificates representing whole Northrop Grumman common stock issued in exchange will be paid, without interest, (1) at the time of the surrender, the amount of dividends or other distributions with a record date after the effective time of the merger, payable with respect to the whole Northrop Grumman common stock and not paid, less the amount of any withholding taxes which may be required, and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Northrop Grumman common stock, less the amount of any withholding taxes which may be required.

     You should send your share certificates and the enclosed letter of election and transmittal to the exchange agent now. Share certificates should be sent to the exchange agent only pursuant to instructions set forth in the enclosed letter of election and transmittal which is included with this information statement. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this information statement, the merger agreement and the letter of election and transmittal. Stockholders will have until January 16, 2002 (the effective time of the merger), upon surrender of their certificates, to elect the right to receive either cash or stock in the merger. After January 16, 2002, stockholders will still be able to exchange their shares but will not be able to elect the form of consideration that they will receive. Rather, you will receive the underelected form of consideration (or a proportionate share of each form of consideration if neither is oversubscribed). See "The Merger Consideration" below.

     Each share of Newport News common stock which has not been exchanged or accepted for exchange in the offer will be converted in the merger into the right to receive the same consideration as was paid in the offer.

     Any questions concerning the exchange procedures and requests for letters of election and transmittal may be addressed to the information agent, D.F. King & Co., Inc., at 1-800-758-5378 (toll free).

The Merger Consideration

     Under the terms of the merger agreement, Northrop Grumman will exchange a combination of cash and newly issued Northrop Grumman common stock for all Newport News shares outstanding at the time the merger is complete.

     Election Right. Each Newport News stockholder may elect for Newport News shares exchanged by him or her, either $67.50 in cash, without interest, or
0.7193 shares of Northrop Grumman common stock (subject, in each case, to the election and proration procedures and limitations described below). The exchange ratio for the merger is the same as it was for the offer, regardless of the Northrop Grumman stock price at the time of completion of the merger.

     Northrop Grumman will (a) issue the remaining available shares and (b) distribute the remaining available cash, subject to increase for fractional shares.

     The offer expired on November 29, 2001. Prior to the expiration of the offer, Northrop Grumman stated that, pursuant to the merger agreement, it would issue 16,636,885 shares of its common stock in the offer and merger. Northrop Grumman issued 13,358,229 shares in the offer, which leaves 3,278,656 shares remaining to be issued pursuant to the merger. Prior to the expiration of the offer, Northrop Grumman stated that it would pay $633,452,178 in cash for Newport News shares in the offer and the merger. Northrop Grumman paid out $511,440,945 in the offer and with the adjustments, now has $122,011,233 remaining to pay out pursuant to the merger.

     Consequences of Over- and Under-Election. If Newport News stockholders elect to receive cash in excess of the amount of cash available to be paid in the merger, the amount of cash that Newport News stockholders will receive for each Newport News share for which they made a cash election will be reduced pro rata so the total amount of cash that Northrop Grumman will pay to all Newport News stockholders in the merger will equal the amount of remaining cash available. If this reduction occurs, in addition to the reduced amount of cash, Northrop Grumman will issue, in respect of each Newport News share for which a cash election was made, shares of Northrop Grumman common stock in lieu of the cash the Newport News stockholder would have otherwise received. The number of shares of Northrop Grumman common stock Northrop Grumman will issue for each Newport News share subject to a cash election in this situation will be calculated by multiplying 0.7193 by the percentage reduction in the cash consideration paid to Newport News stockholders making cash elections. If Newport News stockholders elect to receive pursuant to the merger shares of Northrop Grumman common stock in excess of the amount of remaining shares available, the number of shares of Northrop Grumman common stock Newport News stockholders will receive for each Newport News share for which they made a share election will be reduced pro rata so that the total number of shares that Northrop Grumman will issue to all Newport News stockholders in the merger will equal the amount of remaining shares available. If this reduction occurs, in addition to the reduced number of Northrop Grumman shares, Northrop Grumman will pay, in respect of each Newport News share for which a share election was made, cash in lieu of the Northrop Grumman shares that the Newport News stockholder would have otherwise received. The amount of cash to be paid for each Newport News share subject to a share election in this situation will be calculated by multiplying $67.50 by the percentage reduction in Northrop Grumman shares issued to Newport News stockholders making share elections. In the case of an over-election for either cash or Northrop Grumman shares, those Newport News stockholders who fail to make a valid election with respect to their shares will receive the under-elected form of consideration for those shares. Therefore, you are encouraged to make a valid election with respect to all of your shares. If all Newport News stockholders together make valid cash elections for less than the amount of remaining cash available and valid share elections for fewer than all the amount of remaining shares available, all of the remaining cash and Northrop Grumman shares that will be paid and issued in the merger will be allocated pro rata among the holders of non-electing shares. This means that, under these circumstances, non-electing stockholders would receive both cash and Northrop Grumman shares for their Newport News shares.

                                APPRAISAL RIGHTS

     Stockholders of Newport News may be entitled to appraisal rights under
Section 262 of the General Corporation Law of the State of Delaware as to shares owned by them. Newport News stockholders will not be entitled to demand appraisal of their shares in connection with the merger unless (x) any Newport News stockholder elects to receive shares of Northrop Grumman common stock pursuant to the merger and receive, in whole or in part, cash (other than cash in lieu of fractional shares) or (y) any Newport News stockholder does not make an election as to the form of consideration to be received and receive, in whole or in part, cash (other than cash in lieu of fractional shares). Set forth below is a summary description of Section 262. Section 262 is reprinted in its entirety as Annex A to this information statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Newport shares as to which appraisal rights, if any, are asserted. A person having a beneficial interest in Newport News shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights, if any, the beneficial owner may have.

     FOR MORE DETAIL REGARDING APPRAISAL RIGHTS, SEE ANNEX A. THIS SUMMARY AND ANNEX A SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS, IF ANY, OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN THIS SUMMARY AND ANNEX A WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS, IF ANY.

     In accordance with Section 262, any stockholder may, before the vote at the special meeting upon the proposal to adopt the merger agreement, demand in writing from Newport News the appraisal of the fair value of the stockholder's shares. The demand must reasonably inform Newport News of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the stockholder's shares. A stockholder will lose appraisal rights, if any, if among other things,

         . the written demand for appraisal of shares is not executed by the record owner on the date of the demand of the shares for which appraisal is sought (or a duly authorized agent of such record owner);

         . the record owner fails to hold the shares continuously through the effective time of the merger;

         . the record owner surrenders his or her Newport News stock certificates when making an election pursuant to the letter of election and transmittal;

         . the record owner does not properly demand an appraisal as summarized in this paragraph and the following paragraphs (and more fully in Section 262);

         . the shares for which appraisal is sought are voted in favor of the proposal to adopt the merger agreement; or

         . no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger.

     A stockholder who elects to exercise appraisal rights, if any, must mail or deliver such stockholder's written demand to Newport News at 4101 Washington Avenue, Newport News, Virginia 23607, Attention: Charles Ream, Chief Financial Officer. A demand for appraisal will not be effective if it is not actually received by Newport News before the vote at the special meeting upon the proposal to adopt the merger agreement. A vote against the merger agreement or a failure to vote for the merger agreement would not by itself constitute sufficient notice of a stockholder's election to exercise appraisal rights agreement, if any.

     Only a stockholder of record on the date a demand for appraisal is made is entitled to assert appraisal rights, if any, for shares registered in the name of the stockholder. A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder's name appears on the certificate or certificates representing his or her shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, demand must be executed by the fiduciary. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, that person is acting as agent for the record owner.

     If a person holds shares through a broker who in turn holds the shares through a central depositary nominee, such as Cede & Co., a demand for appraisal of the shares must be made by or on behalf of the depositary nominee and must identify the depositary nominee as the holder of record.

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

     A stockholder, such as a broker, a central depositary nominee, or other stockholder who holds shares as a nominee for the benefit of others, may exercise appraisal rights, if any, with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In this case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights, if any, should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

     Within 120 days after the effective time of the merger, if appraisal rights are available in connection with the merger, either the surviving corporation or any stockholder of record who has complied with the required conditions of
Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Newport News shares of the dissenting stockholders. If appraisal rights are available in connection with the merger, a petition for an appraisal is timely filed and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

     After determining the stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the Newport News shares formerly owned by those stockholders, determining the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Delaware Chancery Court is to take into account all relevant factors.

     Stockholders considering seeking appraisal should note that the "fair value" of their shares determined under Section 262 could be more than, the same as or less than the merger consideration, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Newport News shares entitled to appraisal.

     From and after the effective time of the merger, if appraisal rights are available in connection with the merger, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the Newport News shares subject to that demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

     At any time within 60 days after the effective time of the merger, any stockholder shall have the right to withdraw their demand for appraisal and to accept the terms offered in the merger agreement; after this period, a stockholder may withdraw their demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the effective time of the merger, stockholders' rights to appraisal, if any, shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive the merger consideration, without interest thereon, upon valid surrender of the certificates that formerly represented their shares. Inasmuch as Newport News has no obligation to file a petition, and has no present intention to do so, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and that approval may be conditioned upon terms as the Delaware Chancery Court deems just.

                                   THE MERGER

Background of the Offer and the Merger

     On May 6, 1999, Litton proposed to acquire Newport News in a stock-for-stock merger valued at $35.61 per Newport News share of common stock based on the May 6, 1999 closing price of $64.75 for Litton Industries common stock. Newport News was unwilling to accept the Litton proposal and in July, 1999, Litton withdrew its proposal.

     On March 9, 2001, Ken Kresa, Chairman, President and Chief Executive Officer of Northrop Grumman, called William Fricks, Chairman and Chief Executive Officer of Newport News. Mr. Kresa advised Mr. Fricks that Northrop Grumman was in the process of completing the Litton acquisition, and was looking forward to working with Newport News in the shipbuilding industry. Mr. Kresa referred to the fact that, in the past, Litton had been interested in, and had in fact proposed, a possible acquisition of Newport News. Mr. Kresa noted that while this was not the time to discuss a possible transaction with Newport News, he looked forward to the possibility of having such discussions on this topic in the future. Mr. Fricks acknowledged Mr. Kresa's comments and stated that nothing in this regard was currently being considered.

     On April 24, 2001, General Dynamics and Newport News announced that they had entered into a merger agreement providing for an offer by General Dynamics to acquire all of the issued and outstanding shares of Newport News common stock for $67.50 in cash per share. The General Dynamics offer was subject to various conditions including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     On May 4, 2001, General Dynamics commenced a cash tender offer pursuant to the merger agreement for all of the shares of Newport News common stock and mailed its offer to purchase and other tender offer materials to Newport News stockholders.

     On May 8, 2001, Mr. Kresa called Mr. Fricks and told him that Northrop Grumman was disappointed to read about the proposed General Dynamics transaction before having had a chance to discuss a possible Northrop Grumman-Newport News transaction, and that Northrop Grumman would now be sending Mr. Fricks a letter offering to acquire Newport News. Mr. Fricks indicated that he would review the letter when it arrived.

     On May 8, 2001, Northrop Grumman sent a letter to Newport News, setting forth an offer by Northrop Grumman to acquire all outstanding shares of Newport News common stock for common stock of Northrop Grumman and cash, valued at $67.50 per Newport News share, requesting that the board of directors enter into discussions with Northrop Grumman about its offer and stating that Northrop Grumman expected to commence an exchange offer. On May 9, 2001, Northrop Grumman issued a press release which attached a copy of the letter.

     On May 9, 2001, Newport News issued a press release stating that it had received the Northrop Grumman letter and that the "Newport News Board of Directors will meet in due course to consider Northrop Grumman's proposed exchange offer once the definitive terms of the offer have been made available."

     On May 18, 2001, Northrop Grumman filed notification with the U.S. Department of Justice and the Federal Trade Commission of its intention to acquire Newport News, in compliance with the Premerger Notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     On May 23, 2001, Northrop Grumman commenced its offer.

     On May 25, 2001, Northrop Grumman and General Dynamics received a request from the Department of Justice for additional information under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to each company's proposed acquisition of Newport News.

     On June 5, 2001, Newport News' board of directors met and determined that it was unable to take a position with respect to the Northrop Grumman offer until Newport News further investigated the position of the U.S.

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

government. Newport News' board of directors also unanimously reaffirmed its recommendation of the General Dynamics offer and advised Newport News stockholders to tender their shares as part of the General Dynamics offer.

     On June 15, 2001, Mr. Kresa sent a letter to Mr. Fricks, stating that Northrop Grumman was disappointed to learn that the Newport News board of directors decided not to take a position with regard to Northrop Grumman's offer. Mr. Kresa requested access to the same information that Newport News provided General Dynamics during the governmental review process. Mr. Kresa reiterated his belief that there were substantial antitrust issues facing the General Dynamics merger. This letter was filed as Exhibit (a)(5)(E) to Northrop Grumman's amended Schedule TO, filed with the SEC on June 15, 2001. See "Where You Can Find More Information."

     On June 18, 2001, Northrop Grumman received a request from the Department of Justice for additional information under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 regarding its proposed acquisition of Newport News.

     General Dynamics and Northrop Grumman announced, on August 9, 2001 and on August 10, 2001, respectively, that they had entered into an agreement with the Department of Defense and the Department of Justice providing that both General Dynamics and Northrop Grumman comply with a Department of Justice request not to issue their intent to complete its proposed acquisition of Newport News before August 20, 2001. The agreement provided that the Department of Justice and the Department of Defense would inform General Dynamics and Northrop Grumman of their enforcement intentions regarding the proposed transactions after receiving notification of General Dynamics' or Northrop Grumman's intent to close their proposed acquisition of Newport News.

     On October 4, 2001, Mr. Kresa sent a letter to Mr. Fricks, reaffirming Northrop Grumman's view that its proposal was a superior proposal to that of General Dynamics. In addition, Mr. Kresa expressed a willingness to have Northrop Grumman enter into a confidentiality agreement in order to facilitate discussions with Newport News. The letter was filed as Exhibit (a)(5)(T) to Northrop Grumman's amended Schedule TO filed with the SEC on October 9, 2001.

     On October 4, 2001, Newport News issued a press release announcing that its board of directors would meet on Friday, October 5, 2001 to review the General Dynamics and the Northrop Grumman offers in light of the increase of the Northrop Grumman stock price.

     On October 5, 2001, Mr. Fricks called Mr. Kresa to invite Northrop Grumman to visit the Newport News offices and begin due diligence as soon as possible.

     On October 5, 2001, Newport News announced that its board of directors had determined that discussions with Northrop Grumman could result in Northrop Grumman making an offer to acquire Newport News that was superior to General Dynamics' existing offer and determined to initiate discussions with Northrop Grumman concerning a possible acquisition of Newport News. Newport News' board of directors also reaffirmed its recommendation of the General Dynamics offer.

     On October 5, 2001, Cravath, Swaine & Moore, outside legal counsel to Newport News, sent a draft merger agreement to Fried, Frank, Harris, Shriver & Jacobson, outside legal counsel to Northrop Grumman.

     On October 6, 2001, Northrop Grumman and Newport News entered into a confidentiality agreement concerning the exchange of information between the two companies during discussions concerning Northrop Grumman's proposed acquisition of Newport News.

     On October 23, 2001, the Department of Defense announced that it had completed its review of the proposals by General Dynamics and Northrop Grumman to acquire Newport News. The announcement stated that the Department of Defense had concluded that the proposal by General Dynamics would eliminate competition for nuclear submarines, resulting in a monopoly and would harm competition for surface combatants and for the development of emerging technologies for both nuclear submarines and surface ships. The announcement also stated that the Department of Defense had also determined that while the benefits and savings offered by each transaction were comparable, the Northrop Grumman transaction had the additional benefit of preserving competition. Also on October 23, 2001, the Department of Justice announced that it had filed an antitrust lawsuit to block General Dynamics' proposed acquisition of Newport News.

     On October 24, Mr. Kresa called Mr. Fricks to assure him that Northrop Grumman remained committed to moving forward with a Newport News transaction, subject to completion of due diligence and negotiation of a mutually satisfactory merger agreement.

     On October 25, 2001, Northrop Grumman issued a press release extending the offer and stating that it had not completed its due diligence regarding Newport News nor the negotiation of a possible merger agreement and that it may modify its offer and reserved the right to do so.

     On October 26, 2001, General Dynamics and Newport News announced that they had terminated their merger agreement.

     Between October 26, 2001 and November 7, 2001, Northrop Grumman completed its due diligence review and Northrop Grumman and Newport News negotiated the terms of a proposed merger agreement.

     On November 5, 2001, the Northrop Grumman board of directors unanimously approved the transaction and authorized proceeding with the completion of the transaction.

     On November 6, 2001, Newport News announced that it had received a revised proposal from Northrop Grumman in which the "collar" used in determining the amount of Northrop Grumman common stock and cash to be received by Newport News stockholders would be adjusted so that Newport News stockholders would receive a value of $67.50 per share if the market value of Northrop Grumman common stock does not exceed $100.00 per share and is not less than $80.00 per share.

     On November 7, 2001, the Newport News board of directors unanimously approved the proposed transaction, determined it to be fair to and in the best interests of the stockholders of Newport News, and agreed to recommend it to its stockholders.

     On November 7, 2001, the merger agreement was executed by Northrop Grumman, Purchaser Corp. I and Newport News.

     On November 8, 2001, Northrop Grumman and Newport News issued a joint press release announcing the transaction.

     On November 21, 2001, Northrop Grumman announced that the Registration Statement on Form S-4 had been declared effective by the SEC.

     On November 27, 2001, Northrop Grumman announced the exchange ratio for the offer to be fixed at 0.7193. Northrop Grumman also announced that pursuant to the merger agreement the Parent Stock Value (as defined in the merger agreement) was approximately $93.84 and the Adjusted Cash Basis (as defined in the merger agreement) was $633,452,178. It was also announced that the New York Stock Exchange approved for listing the 16,636,885 shares of Northrop Grumman common stock to be issued in the offer and merger.

     On November 30, 2001, Northrop Grumman announced it had completed the tender offer for Newport News on November 29, 2001. A total of approximately 26,241,019 shares were tendered in the offer and accepted, including approximately 14,274,961 delivered through notice of guaranteed delivery, representing approximately 80.7% of the outstanding Newport News common stock. In addition, the resignations of all members of the Newport News board of directors except for Hon. Gerald L. Baliles and Hon. Charles A. Bowsher were accepted, and Messrs. W. Burks Terry, John H. Mullan and Albert F. Myers were appointed to serve on the Newport News board of directors. Thomas C. Schievelbein, previously executive vice president of Newport News, was named a Northrop Grumman corporate vice president and president of the new Newport News sector.

     During the pendency of the offer and the merger, Northrop Grumman and Purchaser Corp. I intend to have ongoing contacts with Newport News and its directors, officers and stockholders.

Northrop Grumman Reasons for the Offer and Merger

     Northrop Grumman believes that the proposed acquisition of Newport News represents a compelling opportunity to enhance value for both Newport News stockholders and Northrop Grumman stockholders for reasons that include the following:

          . a combination of Northrop Grumman (which recently completed its purchase of Litton) and Newport News would offer a variety of strategic benefits, including making Northrop Grumman a complete full-line shipbuilding competitor;

          . the acquisition would provide an opportunity for significant cost savings to the U.S. Navy and the opportunity for Newport News to realize efficiencies available as part of a larger, more diversified company;

          . the combination of Northrop Grumman and Newport News will strengthen Northrop Grumman's position in the defense industry marketplace. Acquisition of Newport News' nuclear-powered aircraft carrier and submarine capabilities would broaden Northrop Grumman's base, enabling it to respond to the U.S. Government's demand by providing products complementary to Northrop Grumman's existing businesses; and

          . Newport News' strength in the design, construction, repair, maintenance, overhaul and refueling of nuclear-powered aircraft carriers and submarines should provide an opportunity for Northrop Grumman to expand its presence into those markets.

     Achieving these objectives depends on successfully integrating companies that have previously operated independently and on other uncertainties described under "Risk Factors."

Recommendation and Reasons of Newport News Board of Directors

     On November 7, 2001, Newport News' board of directors determined by unanimous vote that the merger agreement and transactions contemplated by the merger agreement, including the offer and the merger, taken together, are advisable and fair to and in the best interests of Newport News stockholders, and recommended that Newport News stockholders accept the offer and tender their shares into the offer. Newport News' board of directors determined by unanimous vote to approve the merger agreement.

     In reaching its decision to approve the merger agreement and recommend that the holders of Newport News shares adopt the merger agreement, the Newport News board of directors considered a number of factors. The material favorable factors were the following:

          . The recommendation of the Newport News' management that the merger agreement, including the offer and the merger, be approved by the Newport News board of directors.

          . The price to be paid pursuant to the offer and the merger (assuming a value of $67.50 per share), represented a 20% premium over the closing price of the shares on April 20, 2001 (a date shortly prior to the announcement of the General Dynamics transaction), a 31% premium over the average closing price of the shares for the four-week period preceding April 20, 2001 and a 32% premium over the average closing price of the shares for the six-month period preceding April 20, 2001. The Newport

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

          News board of directors was aware, however, that the market prices of stocks of many other defense contractors have risen since the terrorist attacks on September 11, 2001.

     . Under the terms of the offer, the holders of Newport News shares will be able to elect to receive either $67.50 per Newport News share in cash or a number of Northrop Grumman shares, subject, in each case, to the election and proration procedures and limitations on the number of Northrop Grumman shares and amount of cash to be exchanged for Newport News shares pursuant to the offer. The exact exchange ratio of Northrop Grumman shares to be exchanged for Newport News shares will be determined by dividing $67.50 by the average of the closing sale prices for a Northrop Grumman share on the NYSE as reported in The Wall Street Journal over the five-day trading period ending on the trading day immediately preceding the second full trading day before the expiration of the offer, provided that the exchange ratio per Newport News shares will not be more than .84375 ($67.50/$80) or less than .675 ($67.50/$100) per share. The holders of Newport News shares who receive Northrop Grumman shares in exchange for their shares will receive less than $67.50 per share of value if the price of the Northrop Grumman shares, as determined pursuant to the offer, is less than $80 and will receive more than $67.50 per share of value if such price of Northrop Grumman shares is more than $100. On May 24, 2001, the first trading day after Northrop Grumman publicly disclosed the definitive terms of the offer (which terms at such time provided for a "collar" in which holders of Newport News shares would receive less than $67.50 per share of value if the price of Northrop Grumman shares was less than $85 and would receive more than $67.50 per Newport News share of value if the price of Northrop Grumman shares was more than $95),the closing price of the Northrop Grumman shares, as reported on the NYSE Consolidated Tape, was $86.60 per Northrop Grumman share. Since that date, the closing price of the Northrop Grumman shares, as reported on the NYSE Consolidated Tape, has ranged from a high of $110.56 to a low of $76.41. On November 9, 2001, the closing price of the Northrop Grumman shares, as reported on the NYSE Consolidated Tape, was $97.60. Accordingly, at recent market prices of the Northrop Grumman shares, the collar for determining the exchange ratio of Northrop Grumman shares per Newport News share provides greater protection against a decline in the market price of the Northrop Grumman shares than the limitation on the value above $67.50 per Newport News share that will be received by holders of Newport News shares who elect to receive Northrop Grumman shares in the offer.

     . The opinion of Credit Suisse First Boston Corporation as to the fairness, from a financial point of view, of the aggregate consideration to be received in the offer and the merger by the holders of Newport News common stock (other than Northrop Grumman and its affiliates), as described more fully below in "The Merger-- Opinion of Newport News' Financial Advisor."

     . The fact that the offer and the merger had already been approved by the Department of Defense and cleared the Department of Justice.

     . The continuing trend towards consolidation among defense contractors, the implications of that consolidation for Newport News as a stand-alone company and management's and the Newport News board of directors' belief that a combination with Northrop Grumman would make Newport News a stronger participant in the defense industry.

     . Constraints on defense spending by the U.S. government, the implications for those constraints for the demand for Newport News' aircraft carriers and submarines, the potential for significant cost savings through a combination of Newport News and Northrop Grumman.

     . The offer is intended to be structured so that Newport News stockholders' shares will not incur tax on the exchange of shares for Northrop Grumman shares for U.S. federal income tax purposes. However, any resale of Northrop Grumman shares will be a taxable event for U.S. federal income tax purposes.

     . Since the announcement of the General Dynamics transaction, over six months ago, Northrop Grumman has been the only other potential merger partner to make a proposal to acquire Newport News, and a transaction with General Dynamics cannot be completed for regulatory reasons.

The Newport News board of directors weighed the foregoing factors against the following negative considerations.

     . The Newport News board of directors noted that approximately 56% to 70% of Newport News shares in the offer, if completed, would be exchanged for Northrop Grumman shares if the market price of Northrop Grumman shares used in determining the exchange ratio of Northrop Grumman shares for each share is between $80 and $100 per share. The Newport News board of directors was aware that the value of the Northrop Grumman shares would be subject to fluctuation, both before and after completion of the offer, based on a number of factors, including changes in market conditions, the future financial performance of Northrop Grumman and the market's assessment of whether the offer will be completed. If the market price of Northrop Grumman shares used in determining the exchange ratio of Northrop Grumman shares for each share is less than $80 per Northrop Grumman share, the holders of shares may receive consideration of less than $67.50 per share in the offer. In addition, even if the price of Northrop Grumman shares, as determined during the valuation period provided in the offer, equals or exceeds $80 per Northrop Grumman share, there is no assurance that the actual market value of the Northrop Grumman shares to be issued per share pursuant the offer, when issued, would equal or exceed $67.50 per share.

     . The Newport News board of directors also was aware that Northrop Grumman had recently completed the acquisition of Litton and that the value of Northrop Grumman shares is subject to risk in successfully integrating the business of Litton with that of Northrop Grumman.

     . The Northrop Grumman board of directors also believes that the value of Northrop Grumman shares will be dependent upon the successful integration of the business of Newport News if Newport News is acquired by Northrop Grumman.

     . Credit Suisse First Boston discussed with the Newport News board of directors the potential adverse impact of a redistribution of the Northrop Grumman shares (to be received by Newport News' stockholders under the offer and merger) on the market price of the Northrop Grumman shares.

     . The provisions of the merger agreement that restrict Newport News' ability to entertain other acquisition proposals or to terminate the merger agreement to pursue another acquisition proposal.

     . The provision in the merger agreement requiring Newport News to pay a $50 million termination fee if the merger agreement is terminated under certain circumstances.

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

     . The covenants in the merger agreement restricting the conduct of Newport News' business prior to the completion of the merger only to conduct which is in the ordinary course consistent with past practice, as well as various other operational restrictions on Newport News prior to the completion of the merger.

     . The Newport News board of directors also noted the other risks to the holders of shares as disclosed under "Risk Factors."

     .    The Newport News board of directors also considered the following:

         . The right of Newport News to terminate the merger agreement if the offer is not completed by January 31, 2002, which date may be extended at Newport News' election until April 30, 2002.

         . The other terms and conditions of the offer, the merger and the merger agreement.

         . Possible strategic alternatives to the offer and the merger, including continuing to operate as an independent company or a business combination with another company.

         . The commitment of Northrop Grumman to provide compensation and employee benefits to employees of Newport News for two years following the effective time of the merger that are, in the aggregate, no less favorable than current compensation and employee benefits and to accord certain rights to Newport News' employees under employee benefit plans of Northrop Grumman that may be made available to them. See "Merger Agreement -- Employee Benefits."

         . The directors' knowledge of Newport News' business, financial condition, results of operations and current business strategy.

     In addition, the Newport News board of directors considered the interest of Newport News' directors and executive officers that are different from, or in addition to, the interests of Newport News' stockholders. The Newport News board of directors did not believe that these interests should affect its decision to approve the merger agreement in light of the fact that such interests are primarily based on contractual arrangements which were in place prior to the negotiation of the merger agreement and the Newport News board of directors' assessment that the judgment and performance of the directors and executive officers would not be impaired by such interests. See "Interests of Certain Persons in the Merger."

     The foregoing discussion of the material facts considered by the Newport News board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger agreement, the offer and the merger, the Newport News board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors summarized above in reaching its recommendation. In addition, individual members of the Newport News board of directors may have assigned different weights to different factors.

Opinion of Newport News' Financial Advisor

        Credit Suisse First Boston Corporation has acted as financial advisor to Newport News in connection with the offer and the merger. Newport News selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and its familiarity with Newport News and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

         In connection with Credit Suisse First Boston's engagement, Newport News requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Newport News common stock, other than Northrop Grumman and its affiliates, of the aggregate consideration to be received by holders of Newport News common stock in the offer and the merger. On November 7, 2001, at a meeting of the board of directors of Newport News held to evaluate the proposed offer and the merger, Credit Suisse First Boston rendered to the Newport News board an oral opinion, which opinion was confirmed by delivery of a written opinion dated November 7, 2001, the date of the merger agreement, to the effect that, as of the date of the opinion and based on and subject to the matters described in its opinion, the aggregate consideration to be received by holders of Newport News common stock in the offer and the merger was fair, from a financial point of view, to holders of Newport News common stock other than Northrop Grumman and its affiliates.

         THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION, DATED NOVEMBER 7, 2001, TO THE NEWPORT NEWS BOARD OF DIRECTORS, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO NEWPORT NEWS' SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9/A AS ANNEX B, WHICH WAS PREVIOUSLY MAILED TO HOLDERS OF NEWPORT NEWS COMMON STOCK AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF NEWPORT NEWS COMMON STOCK ARE ENCOURAGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF NEWPORT NEWS, RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE AGGREGATE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF NEWPORT NEWS COMMON STOCK, OTHER THAN NORTHROP GRUMMAN AND ITS AFFILIATES, IN THE OFFER AND THE MERGER, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO NEWPORT NEWS STOCKHOLERS AS TO THE FORM OF CONSIDERATION TO BE ELECTED BY ANY STOCKHOLDER IN THE MERGER OR HOW SUCH STOCKHOLDER SHOULD VOTE OR ACT WITH RESPECT TO ANY MATTER RELATING TO THE MERGER. THE SUMMARY OF CREDIT SUISSE FIRST BOSTON'S OPINION IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

         In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and publicly available business and financial information relating to Newport News and Northrop Grumman. Credit Suisse First Boston also reviewed other information relating to Newport News and Northrop Grumman, including financial forecasts, provided to or discussed with Credit Suisse First Boston by Newport News and Northrop Grumman, and met with the managements of Newport News and Northrop Grumman to discuss the businesses and prospects of Newport News and Northrop Grumman. Credit Suisse First Boston also considered financial and stock market data of Newport News and Northrop Grumman, and compared those data with similar data for publicly held companies in businesses that Credit Suisse First Boston deemed similar to Newport News and Northrop Grumman, and considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have been effected or announced. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston deemed relevant.

         In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. Credit Suisse First Boston was advised, and assumed, that the financial forecasts for Newport News and Northrop Grumman were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Newport News and Northrop Grumman as to the future financial performance of Newport News and Northrop Grumman. Credit Suisse First Boston also assumed, with Newport News' consent, that the merger would be treated as a tax free reorganization for federal income tax purposes. Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Newport News and Northrop Grumman, and was not furnished with any independent evaluations or appraisals.

         Credit Suisse First Boston's opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of Credit Suisse First Boston's opinion. Although Credit Suisse First Boston evaluated the aggregate consideration provided for in the offer and the merger from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration to be received in the offer and the merger, which consideration was determined between Newport News and Northrop Grumman. Credit Suisse First Boston's opinion was limited to the fairness, from a financial point of view, to the holders of Newport News common stock, other than Northrop Grumman and its affiliates, of the aggregate consideration to be received by holders of Newport News common stock in the offer and the merger and did not address the consideration to be received by any particular stockholder, which may vary as a consequence of, among other things, the forms of consideration to be elected by the stockholder and other stockholders of Newport News common stock. Credit Suisse First Boston's opinion did not express any opinion as to what the value of Northrop Grumman common stock actually will be when issued pursuant to the offer and the merger or the prices at which Northrop Grumman common stock will trade at any time. Credit Suisse First Boston's opinion also did not address the relative merits of the offer and the merger as compared to other business strategies that might be available to Newport News, nor did it address the underlying business decision of Newport News to proceed with the offer and the merger. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed by Credit Suisse First Boston in rendering its opinion.

         In preparing its opinion to the board of directors of Newport News, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

         In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Newport News and Northrop Grumman. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Newport News, Northrop Grumman or the proposed offer and the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

         Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the board of directors of Newport News in its evaluation of the proposed offer and the merger and should not be viewed as determinative of the views of Newport News' board of directors or management with respect to the offer and the merger or the aggregate consideration to be received by holder of Newport News common stock in the offer and the merger.

         The following is a summary of the material analyses underlying Credit Suisse First Boston's opinion dated November 7, 2001 delivered to the board of directors of Newport News in connection with the offer and the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

         Newport News.
         -------------

         Credit Suisse First Boston performed a "Discounted Cash Flow Analysis," "Selected Companies Analysis" and "Selected Transactions Analysis" for Newport News as described below. Based on these valuation methodologies, Credit Suisse First Boston derived the following implied per share equity reference range for Newport News common stock after adjustment for net debt, option proceeds and certain obligations related to the Amended and Restated Stock Employee Compensation Trust Agreement, dated as of August 1, 2000, between Newport News and Wachovia Bank, N.A., as amended, referred to below as the SECT, and the change in control in the offer and the merger, as compared to the consideration in the offer and the merger:

                                      Implied Per Share
                                      Equity               Consideration In The
                                      Reference Range      Offer And The Merger
                                      ---------------      --------------------
         Newport News Common Stock    $63.38 - $72.40      $67.50

         Discounted Cash Flow Analysis. Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax free cash flows that Newport News could generate for the fiscal years 2002 to 2010, based on internal estimates of Newport News' management. Credit Suisse First Boston then calculated two ranges of estimated terminal values by applying selected multiples ranging from 8.0x to 9.0x to Newport News' projected fiscal year 2010 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and by applying a selected perpetuity growth rate ranging from 2.0% to 3.0% to the estimated stand-alone, unlevered, after-tax free cash flows that Newport News could generate for the fiscal year 2011. The present value of the resulting range of cash flows and the resulting ranges of terminal values were then calculated using selected discount rates ranging from 9.5% to 10.0%.

         This analysis indicated an aggregate implied equity reference range for Newport News of approximately $2,514 million to $2,741 million after adjustment for net debt, option proceeds and certain obligations related to the SECT and the change in control in the offer and the merger. Using this aggregate equity reference range, Credit Suisse First Boston then derived an implied per share equity reference range for Newport News common stock. This analysis indicated the following implied per share equity reference range:

                                      Implied Per Share Equity
                                      Reference Range
                                      ---------------
         Newport News Common Stock    $66.39 - $72.40



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

         Selected Transactions Analysis. Credit Suisse First Boston reviewed the implied transaction multiples in the following eight selected merger and acquisition transactions in the shipbuilding industry in particular and fourteen selected merger and acquisition transactions in the defense industry generally:

         Shipbuilding Industry.
         ----------------------

       Acquiror                                  Target
       --------                                  ------

 .      General Dynamics Corporation              Newport News Shipbuilding Inc.
 .      Northrop Grumman Corporation              Litton Industries, Inc.
 .      Litton Industries, Inc.                   Avondale Industries, Inc.
 .      Litton Industries, Inc.                   Newport News Shipbuilding Inc.
 .      General Dynamics Corporation              Newport News Shipbuilding Inc.
 .      Newport News Shipbuilding Inc.            Avondale Industries, Inc.
 .      General Dynamics Corporation              National Steel And Ship
                                                 Building Company
 .      General Dynamics Corporation              Bath Iron Works

       Defense Industry.
       -----------------

       Acquiror                                 Target
       --------                                 ------

 .      BAE Systems, Inc.                        Lockheed Martin-Sanders, Inc.
 .      Alcoa Inc.                               Cordant Technologies Inc.
 .      General Dynamics Corporation             GTE Government Systems
 .      United Technologies Corporation          Sundstrand Corporation
 .      Carlyle Group                            United Defense Industries, Inc.
 .      The General Electric Company p.l.c.      Tracor, Inc.
 .      Raytheon Company                         Texas Instruments Defense
                                                Operations
 .      Raytheon Company                         Hughes Electronics Corporation
 .      The Boeing Company                       McDonnell Douglas Corporation
 .      The Boeing Company                       Rockwell A&D
 .      Northrop Corporation                     Westinghouse Electric -- Defense
 .      Raytheon Company                         E-Systems, Inc.
 .      Martin Marietta Corporation              Lockheed Corporation
 .      Northrop Corporation                     Grumman Corporation

         Credit Suisse First Boston compared enterprise values, calculated as equity value, plus debt and preferred stock, less cash, in the selected transactions as multiples of latest 12 months revenue, EBITDA and earnings before interest and taxes, commonly referred to as EBIT. Credit Suisse First Boston also compared equity values in the selected transactions as multiples of latest 12 months earnings. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data for Newport News were based on actual results provided by Newport News' management. This analysis indicated the following low, mean, median and high implied multiples for each group of the selected transactions, as compared to the multiples implied for Newport News based on the consideration in the offer and the merger of $67.50 per share:

                                   Shipbuilding Industry
Enterprise Value          ----------------------------------------- Implied
as Multiple of:           Low       Mean      Median     High       Newport News
---------------           ---       ----      ------     ----       ------------
Latest 12 Months
 Revenue ..............   0.4x      0.9x      0.9x       1.3x       1.2x
 EBITDA ...............   7.8x      8.8x      8.6x       10.5x      9.4x
 EBIT .................   8.3x      10.9x     10.9x      13.4x      11.7x

Equity Value
as Multiple of:
---------------

 Latest 12 months
   earnings ...........  12.2x     18.4x     19.4x      24.4x      20.6x

                                     Defense Industry
Enterprise Value          ----------------------------------------- Implied
as Multiple of:           Low       Mean      Median     High       Newport News
---------------           ---       ----      ------     ----       ------------
Latest 12 Months
 Revenue ..............   0.5x      1.2x      1.1x       2.1x       1.2x
 EBITDA ...............   4.9x      9.1x      9.3x       13.7x      9.4x
 EBIT .................   6.1x      11.7x     11.1x      16.6x      11.7x

Equity Value
as Multiple of:
---------------
 Latest 12 months
   earnings ...........  10.0x     17.7x     18.1x      27.1x      20.6x

         Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions of latest 12 months revenue, EBITDA, EBIT and earnings to corresponding financial data of Newport News. This analysis indicated an aggregate implied equity reference range for Newport News of approximately $2,286 million to $2,741 million after adjustment for net debt, option proceeds and certain obligations related to the SECT and the change in control in the offer and the merger. Using this aggregate equity reference range, Credit Suisse First Boston then derived an implied per share equity reference range for Newport News common stock. This analysis indicated the following implied per share equity reference range:

                                             Implied Per Share Equity
                                             Reference Range
                                             ---------------
             Newport News Common Stock       $60.38 - $72.40

         Selected Companies Analysis. Credit Suisse First Boston compared financial, operating and stock market data of Newport News to corresponding data for the following four publicly traded companies in the defense industry:

            .    Lockheed Martin Corporation
            .    General Dynamics Corporation
            .    Raytheon Company
            .    Northrop Grumman Corporation

Credit Suisse First Boston reviewed enterprise values as multiples of estimated calendar years 2002 and 2003 revenue, EBITDA and EBIT. Credit Suisse First Boston also reviewed equity values as multiples of estimated calendar years 2002 and 2003 earnings. All multiples for the selected companies were based on closing stock prices on November 6, 2001. Estimated financial data for Newport News and the selected companies were based on publicly available research analysts' estimates and, except for General Dynamics, excluded pension income. This analysis indicated the following low, mean, median and high multiples for the selected companies, as compared to the multiples for Newport News on April 20, 2001, five days prior to the announcement of General Dynamics' offer for Newport News:


                                     Defense Industry
Enterprise Value          ----------------------------------------- Implied
as Multiple of:           Low       Mean      Median     High       Newport News
---------------           ---       ----      ------     ----       ------------
Estimated Calendar Year
   2002 Revenue ........  0.9x      1.1x      1.2x       1.3x       1.0x
   2002 EBITDA .........  9.0x      9.6x      9.3x       10.9x      7.8x
   2002 EBIT ...........  10.4x     14.2x     15.0x      16.3x      9.8x

Estimated Calendar Year
   2003 Revenue ........  0.8x      1.0x      1.0x       1.2x        NA
   2003 EBITDA .........  7.8x      8.4x      8.0x       9.8x        NA
   2003 EBIT ...........  9.0x      11.7x     12.1x      13.7x       NA

     Equity Value
     as Multiple of:
     ---------------
        Estimated Calendar Year
        2002 Earnings ............  16.5x   24.5x      24.5x     32.4x    16.5x
        2003 Earnings ............  14.1x   19.4x      18.8x     25.9x    NA

         Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies of estimated calendar years 2002 and 2003 revenue, EBITDA, EBIT and earnings to corresponding financial data of Newport News. Estimated financial data for Newport News were based on internal estimates of Newport News' management. This analysis indicated an aggregate implied equity reference range for Newport News of approximately $2,168 million to $2,509 million after adjustment for net debt, option proceeds and certain obligations related to the SECT and the change in control in the offer and the merger. Using this aggregate equity reference range, Credit Suisse First Boston then derived an implied per share equity reference range for Newport News common stock. This analysis indicated the following implied per share equity reference range:

                                                  Implied Per Share Equity
                                                  Reference Range
                                                  ---------------
              Newport News Common Stock           $57.26 - $66.25

         Northrop Grumman.
         -----------------

         Discounted Cash Flow Analysis. Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax free cash flows that Northrop Grumman could generate for the fiscal years 2002 to 2010, based on internal estimates of Northrop Grumman's management. Credit Suisse First Boston then calculated two ranges of estimated terminal values by applying selected multiples ranging from 8.0x to 9.0x to Northrop Grumman's projected fiscal year 2010 EBITDA and by applying a selected perpetuity growth rate ranging from 3.0% to 4.0% to the estimated stand-alone, unlevered, after-tax free cash flows that Northrop Grumman could generate for the fiscal year 2011. The present value of the resulting range of cash flows and the resulting ranges of terminal values were then calculated using selected discount rates ranging from 9.5% to 10.0%.

         This analysis indicated an aggregate implied equity reference range for Northrop Grumman of approximately $11,007 million to $13,507 million after adjustment for net debt and option proceeds. Using this aggregate equity reference range, Credit Suisse First Boston then derived an implied per share equity reference range for Northrop Grumman common stock. This analysis indicated the following implied per share equity reference range, as compared to the closing price for Northrop Grumman common stock on November 6, 2001 of $98.52:

                                                  Implied Per Share Equity
                                                  Reference Range
                                                  ---------------
              Northrop Grumman Common Stock       $122.23 - $149.99

         Pro Forma Analysis.
         -------------------

         Credit Suisse First Boston analyzed the potential pro forma effect of the merger on Northrop Grumman's estimated earnings per share, assuming no synergies or one-time charges relating to the merger or amortization of goodwill and excluding pension income, for calendar years 2002 and 2003, based on internal estimates of the managements of Newport News and Northrop Grumman. Based on the consideration in the offer and the merger of $67.50 and assuming 31% of the consideration consists of cash and 69% consists of stock, this analysis indicated that the merger could be dilutive to Northrop Grumman's estimated earnings per share for calendar years 2002 and 2003. The actual results achieved by the combined company may vary from projected results and the variations may be material.

         Other Factors. In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

      . the equity values as a multiple of earnings, excluding pension income, and the enterprise values as a multiple of EBITDA, excluding pension income, for estimated calendar years 2002 and 2003 of selected companies in the defense industry as compared to the corresponding multiples for Northrop Grumman;

      .       research analysts' reports for Northrop Grumman common stock; and

      . historical price performance and trading characteristics of Northrop Grumman common stock and the relationship between movements in Northrop Grumman common stock and movements in selected stock indices of related industries.

         Miscellaneous. Newport News has agreed to pay Credit Suisse First Boston for its financial advisory services upon consummation of the offer and the merger an aggregate fee equal to 0.45% of the total fair market value of the consideration, including liabilities assumed, to be paid by Northrop Grumman in the offer and the merger. Newport News also has agreed to reimburse Credit Suisse First Boston for all out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

         Credit Suisse First Boston and its affiliates have in the past provided investment banking and financial services to Newport News, Northrop Grumman and certain of their affiliates, for which services Credit Suisse First Boston and its affiliates have received, and expect to receive, compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of Newport News and Northrop Grumman and their affiliates for their own and their affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Purpose and Structure of the Merger; Reasons of Northrop Grumman for the Merger

     The purpose of the merger is for Northrop Grumman to acquire all Newport News shares not tendered and exchanged pursuant to the offer. In the merger, each then outstanding Newport News share (other than shares owned by Northrop Grumman, Newport News or Purchaser Corp. I and shares for which appraisal rights are perfected) would be converted into the right to receive the same number of Northrop Grumman shares or the same amount of cash as was paid in the offer.

     Under Delaware law, the approval of the Newport News board of directors and the affirmative vote of a majority of the votes entitled to be cast by the holders of all the outstanding shares as of the record date are required to approve and adopt the merger agreement. The Newport News board of directors has approved the merger agreement and the only remaining required corporate action of Newport News is the adoption of the merger agreement by the affirmative vote of a majority of the outstanding Newport News shares. Because Northrop Grumman and its affiliates own approximately 80.7% of the outstanding shares as of the record date, the approval and adoption of the merger agreement is assured without the vote of any other stockholder.

     Newport News stockholders may have appraisal rights in connection with the merger. See "Appraisal Rights."

The Merger Agreement

     The following is a summary of the provisions of the merger agreement which relate to the merger. This summary does not purport to be a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is filed as an exhibit to Northrop Grumman's Amendment No. 24 to Schedule TO, filed on November 8, 2001 and incorporated in this information statement by reference and is attached to the prospectus dated November 13, 2001 as Annex C. We urge you to read it carefully.

     The Merger. The merger agreement provides that following the completion of the offer and subject to the conditions set forth in the merger agreement, Newport News will be merged with and into Purchaser Corp. I. Following the merger, Purchaser Corp. I will continue as the surviving corporation and the separate corporate existence of Newport News will cease. However, in the event that a tax opinion of Northrop Grumman's legal counsel is not delivered, as provided for in the merger agreement, on the closing date of the merger, then at the effective time of the merger Purchaser Corp. I will be merged with and into Newport News in accordance with Delaware law. In that case, following the merger, Newport News will continue as the surviving corporation and the separate corporate existence of Purchaser Corp. I will cease.

     Effective Time of the Merger. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later date as agreed by Northrop Grumman, Purchaser Corp. I and Newport News.

     Certificate of Incorporation; Bylaws; Directors and Officers. The merger agreement provides that at the effective time of the merger and without any further action on the part of Newport News or Purchaser Corp. I, the certificate of incorporation and bylaws attached as Annex IV to the merger agreement will be the certificate of incorporation and bylaws of the surviving corporation. The merger agreement also provides that the directors of Purchaser Corp. I and the officers of Newport News, immediately prior to the effective time, will be the initial directors and officers of the surviving corporation, each to hold office in accordance with the applicable provisions of the certificate of incorporation and bylaws of Purchaser Corp. I, until their successors are duly elected or appointed and qualified.

     Appointment of Newport News Directors by Northrop Grumman. Shortly after Purchaser Corp. I had purchased shares in the offer, which comprised approximately 80.7% of all outstanding shares, all member of the Newport News board of directors except for Hon. Gerald L. Baliles and Hon. Charles A. Bowsher resigned. W. Burks Terry, John H. Mullan and Albert F. Myers were appointed by Northrop Grumman to serve on the Newport News board of directors.

     Conversion of Shares. The merger agreement provides that each share of Newport News common stock issued and outstanding immediately prior to the effective time of the merger (other than Newport News common stock owned by Newport News, Purchaser Corp. I or Northrop Grumman and Newport News common stock for which appraisal rights have been exercised in accordance with Delaware law) will be converted pursuant to the merger into the right to receive, upon the surrender of the certificate formerly representing the shares of Newport News common stock either 0.7193 shares of Northrop Grumman common stock or $67.50 net in cash (subject to the proration procedures and limitations described above), the same per share consideration paid to the holders of Newport News who tendered in the offer. The merger agreement further provides that, immediately prior to the effective time of the merger, all Newport News common stock owned by Newport News, Purchaser Corp. I or Northrop Grumman will be canceled and will cease to exist.

     Treatment of Dissenting Shares. The merger agreement provides that shares of Newport News common stock outstanding immediately prior to the effective time of the merger that are held by persons who are entitled to appraisal rights and who have complied in all respects with the provisions of Section 262 of the Delaware General Corporation Law will not be converted into the right to receive the merger consideration but instead the holders of those dissenting shares will be entitled to payment of the fair value of such dissenting shares in accordance with the provisions of Section 262 of the Delaware General Corporation Law. The merger agreement further provides, however, that dissenting shares held by any person who waives, withdraws, fails to perfect or otherwise loses the right to payment of the fair value of the shares pursuant to Section 262 of the Delaware General Corporation Law will be treated as if those shares had been converted into the right to receive the merger consideration as of the effective time of the merger. See "Appraisal Rights."

     Treatment of Stock Options, Performance Shares and Restricted Stock. Pursuant to the merger agreement, Newport News is required to cancel each outstanding and unexercised option to purchase shares of Newport News common stock granted under any stock option plan, program, agreement or arrangement of Newport News or any of its subsidiaries (not including Newport News' Deferred Compensation Plan or Deferred Compensation Plan for Nonemployee Directors) which is outstanding and unexercised immediately prior to completion of the offer. In consideration of the cancellation, the holder of each option is entitled to receive a payment in cash from Newport News in an amount equal to the product of
(x) the excess, if any, of the per share value of the offer consideration over the exercise price per share of Newport News common stock subject to the option and (y) the number of shares of Newport News common stock subject to the option.

     Pursuant to the merger agreement, Newport News is required to cancel each right of any kind, whether vested or unvested, contingent or accrued, to receive shares of Newport News common stock or benefits measured by the value of a number of shares of Newport News common stock which is outstanding immediately prior to completion of the offer. In consideration of the cancellation, the holder of each stock-based award is entitled to receive a payment in cash from Newport News in an amount equal to the product of (x) the per share value of the offer consideration and (y) the number of shares of Newport News common stock subject to the stock-based award, provided, however that holders who have elected to defer payment to a deferred compensation plan are credited with a fully vested amount of cash equal to the payment.

     Pursuant to the merger agreement, each award of any kind, whether vested or unvested, consisting of shares of Newport News common stock issued under a stock plan, which is outstanding immediately prior to completion of the offer, which is then not vested, will fully vest and each holder is allowed to tender the Newport News stock-based award pursuant to the offer on a guaranteed delivery of shares basis with all of the same rights and limitations as any other tendering shareholder.

     Any cash payments required to be made pursuant to the above were made by Newport News as promptly as practicable following completion of the offer.

     No additional stock options, stock-based awards and Newport News stock-based awards or other equity-based awards or rights to acquire Newport News common stock is permitted to be granted after the signing of the merger agreement.

     Representations and Warranties. The merger agreement contains a number of customary representations and warranties relating to each of the parties and their ability to complete the merger. All representations and warranties contained in the merger agreement will not survive the merger or the termination of the merger agreement.

     Covenants. The merger agreement contains various customary covenants of the parties. Certain of these covenants ceased to be applicable following the date that Northrop Grumman appointed Albert F. Myers, John H. Mullan, and W. Burks Terry to serve on the Newport News board of directors. A description of certain of these covenants which continue to be applicable follows:

     Reasonable Efforts. The merger agreement provides that each of Northrop Grumman and Newport News will use best efforts to complete and make effective the transactions contemplated by the merger agreement.

     Tax Opinion. The merger agreement requires Northrop Grumman and Newport News to use reasonable efforts to obtain from Northrop Grumman's legal counsel on the closing date, an opinion to the effect that (i) the offer and the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) Northrop Grumman, Purchaser Corp. I and Newport News will each be a party to a reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

     Directors and Officers Indemnification and Insurance. The merger agreement requires Northrop Grumman to cause the surviving corporation to indemnify, defend and hold harmless the present and former directors and executive officers of Newport News and its subsidiaries from and against all losses, claims, damages and expenses (including reasonable attorneys' fees and expenses) arising out of or relating to actions or omissions, or alleged actions or omissions, occurring at or prior to the completion of the merger to the fullest extent permitted by law. The merger agreement also provides that for a period of six years after the date of the completion of the merger, Northrop Grumman will cause to be maintained in effect the policies of directors' and officers' liability insurance currently maintained by Newport News with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to that date. Northrop Grumman may at its discretion substitute for such policies currently maintained by Newport News directors and officers liability insurance policies with reputable and financially sound carriers providing for no less favorable coverage. After the merger, Northrop Grumman will indemnify the directors and officers of Newport News with respect to matters relating to the merger agreement.

     Stockholders Meeting. The merger agreement provides that to the extent necessary to complete the merger, Newport News is required to convene and hold a meeting of its stockholders for the purpose of adopting the merger agreement and to file with the SEC and mail to Newport News' stockholders a proxy or information statement and related materials with respect to the stockholders meeting. Subject to fiduciary duties of the Newport News board of directors and the provisions of the merger agreement, the Newport News board of directors is required to recommend in the proxy or information statement that the holders of the Newport News common stock vote in favor of adopting the merger agreement, and Newport News is required to use its reasonable efforts to solicit that approval. At the stockholders meeting, Northrop Grumman is required to cause Purchaser Corp. I to vote all Newport News common stock then owned by it in favor of the adoption of the merger agreement.

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     Employee Benefit Matters. For not less than two years following the completion of the offer, Northrop Grumman will provide to current and former employees of Newport News and its subsidiaries comparable compensation and employee benefits that are in the aggregate not less favorable then the compensation and employee benefits provided to them prior to the completion of the offer, excluding, however, stock-based plans and equity-based compensation arrangements. Northrop Grumman and its subsidiaries (including Purchaser Corp.
I) will credit the Newport News employees with all years of service for which they received credit under any comparable Newport News plan, except to the extent that such service credits would result in a duplication of benefits, and, under medical plans, will waive pre-existing condition limitations and provide credit for co-payments and deductibles incurred prior to the effective time. Newport News has also agreed to terminate its Employee Stock Purchase and Accumulation Plan at the effective time of the merger.

     Conditions to the Merger. Under the merger agreement, the respective obligations of Northrop Grumman, Purchaser Corp. I and Newport News to complete the merger are subject to the satisfaction of the conditions that (1) the merger agreement has been adopted by the requisite vote of Newport News' stockholders,
(2) completion of the offer has occurred and (3) no party is subject to any order or injunction of a court of competent jurisdiction which prohibits the merger.

     Termination Events. The merger agreement contains various termination events, some of which ceased to be applicable upon completion of the offer. A description of certain termination events which continue to be applicable follows:

     . by mutual written consent of Northrop Grumman, Purchaser Corp. I and Newport News;

     . by either Northrop Grumman or Newport News if any court of competent jurisdiction in the United States issues a final order, decree or ruling or takes any other final action permanently enjoining, restraining or otherwise prohibiting the offer or the merger; or

     . by either Northrop Grumman or Newport News if the approval of Newport News' stockholders is not obtained, if such stockholder approval is necessary unless the failure to obtain the stockholder approval is the result of a material breach by the party seeking to terminate the agreement.

     Amendment. Except as otherwise expressly provided for in the merger agreement, the merger agreement may be amended by the execution and delivery of a written instrument by or on behalf of Northrop Grumman, Purchaser Corp. I and Newport News at any time before or after approval by Newport News' stockholders, provided that after approval by Newport News' stockholders, no amendment to the merger agreement will be made without approval of Newport News' stockholders to the extent such approval is required under the Delaware General Corporation Law.

Delisting of Newport News Shares Following the Merger

     Because the shares of Newport News common stock will be canceled as a result of the merger, the shares will be delisted from the New York Stock Exchange and the Chicago Stock Exchange. The shares are currently registered under the Exchange Act. Registration of the shares under the Exchange Act will be terminated and Newport News will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act, including the obligation to comply with the proxy rules under the Exchange Act.

Regulatory Approvals

     The notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Antitrust Division of the Department of Justice have been filed and Northrop Grumman and Newport News received clearance on October 23, 2001.

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     Northrop Grumman believes that there are no other material regulatory or governmental approvals required in order for the merger to be completed.

Accounting Treatment

     The acquisition of Newport News by Northrop Grumman's wholly owned subsidiary, Purchaser Corp. I, will be accounted for under the purchase method of accounting under U.S. generally accepted accounting principles, which means that Newport News' results of operations will be included with Northrop Grumman's from the closing date and its consolidated assets and liabilities will be recorded at their fair values at the same date.

                  INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Newport News management and the board of directors (as well as other employees of Newport News) have certain interests in the merger that are described below that are in addition to their interests as stockholders generally. The board of directors took these interests into account in approving the merger agreement.

     Change in Control. The completion of the offer constituted a "change in control" for all purposes under Newport News' employee benefit plans and arrangements.

     Treatment of Stock Options, Performance Shares and Restricted Stock. Pursuant to the merger agreement, at the completion of the offer, Newport News cancelled each outstanding and unexercised option to purchase shares of Newport News common stock granted under any stock option plan, program, agreement or arrangement of Newport News or any of its subsidiaries (not including Newport News' Deferred Compensation Plan or Deferred Compensation Plan for Nonemployee Directors) which was outstanding and unexercised immediately prior to completion of the offer. In consideration of the cancellation, the holder of each option became entitled to receive a payment in cash from Newport News in an amount equal to the product of (x) the excess, if any, of the per share value of the offer consideration ($67.50) over the exercise price per share of Newport News common stock subject to the option and (y) the number of shares of Newport News common stock. The amounts that became payable in respect of this cancellation (net of the applicable exercise prices) at the completion of the offer to Messrs. Fricks, Schievelbein, Little, Clarkson, Ream, all other executive officers of Newport News as a group, and all directors of Newport News (including Mr. Fricks) as a group were $19,073,318, $8,557,741, $2,815,348,
$4,073,021, $212,817, $11,860,857 and $20,694,223, respectively.

     In addition, pursuant to the merger agreement, at the completion of the offer, Newport News cancelled each right of any kind to receive shares of Newport News common stock or benefits measured by the value of a number of shares of Newport News common stock which was outstanding immediately prior to completion of the offer. In consideration of the cancellation, the holder of each stock-based award became entitled to receive a payment in cash from Newport News in an amount equal to the product of (x) the per share value of the offer consideration ($67.50) and (y) the number of shares of Newport News common stock subject to the stock-based award. Each of these holders elected to defer payment to a deferred compensation plan were credited with a fully vested amount of cash equal to the payment.

     Pursuant to the merger agreement, at the completion of the offer, each award of any kind consisting of shares of Newport News common stock issued under a stock plan which was outstanding immediately prior to completion of the offer but was then not vested became fully vested, and each holder was allowed to tender the Newport News stock-based award pursuant to the offer on a guaranteed delivery of shares basis with all of the same rights and limitations as any other tendering stockholder. The number of shares of Newport News common stock that became vested at the completion of the offer held by Messrs. Fricks, Schievelbein, Little, Clarkson, Ream, all other executive officers of Newport News as a group, and all directors of Newport News (including Mr. Fricks) as a group are 0, 0, 0, 0, 7,500, 0 and 11,186, respectively.

     Deferred Compensation Plans. In connection with the offer and the merger, Newport News amended its Deferred Compensation Plan and Deferred Compensation Plan for Nonemployee Directors to provide that the account balances for all participants will be valued and paid out ninety days following the completion of the offer. The value of the deferred compensation that became vested and payable at the completion of the offer as of September 30, 2001, plus the amounts that were deferred in respect of stock-based awards at the completion of the offer (as described above), to Messrs. Fricks, Schievelbein, Little, Clarkson, Ream, all other executive officers of Newport News as a group, and all directors of Newport News (including Mr. Fricks) as a group are $17,044,055, $8,704,253, $3,833,666, $4,000,862, $563,400, $15,047,554 and $17,283,667, respectively.


     Annual Incentive Plan. In connection with the offer and the merger, Newport News amended its Annual Incentive Plan to provide that:


     (1) at the completion of the offer, Messrs. Fricks, Schievelbein, Little, Clarkson and Ream became entitled to be paid full-year (not pro rated) annual bonuses assuming performance was achieved at the maximum level (the amounts that became payable to Messrs. Fricks, Schievelbein, Little, Clarkson and Ream are $1,430,000, $652,500, $275,000,
          $261,000 and $372,000, respectively);

     (2) with respect to participants who are not described in clause (1) above, upon termination of employment on or before December 31, 2001, either by Newport News other than for cause or, in the case of participants in the Change in Control Severance Plan (as defined below), by such participant due to constructive termination under the Change in Control Severance Plan, the participant will be paid a pro rata annual bonus based on the higher of target or actual Company performance through termination of employment; and

     (3) with respect to participants who are not described in clause (1) above and remain employed through December 31, 2001, an annual bonus based on actual Company performance for the 2001 plan year.

     Restoration Plan. In connection with the offer and the merger, Newport News amended its Retirement Benefit Restoration Plan to clarify that any employees in a position designated as ECP Level 5 or above are eligible to participate in such plan, and to clarify that any amounts paid under the Annual Incentive Plan for 2001 will be taken into account for purposes of determining benefits payable under the Retirement Benefit Restoration Plan.

     SERP. In connection with the offer and the merger, Newport News amended its Supplemental Executive Retirement Plan to clarify that any amounts paid under the Annual Incentive Plan for 2001 will be taken into account for purposes of determining benefits payable under the Supplemental Executive Retirement Plan.

     Change in Control Severance Plan. In connection with the offer and the merger, Newport News amended its Change in Control Severance Benefit Plan for Key Executives (referred to herein as the "Change in Control Severance Plan") to require that the obligations accrued under the Change in Control Severance Plan be funded in the rabbi trust (which is described below), to clarify that any amounts paid under the Annual Incentive Plan for 2001 will be taken into account for purposes of determining benefits payable under the Change in Control Severance Plan, and to clarify that certain executives may voluntarily terminate their employment for any reason or no reason within the 30 day period following the first anniversary of the change in control and receive severance payments and benefits under the Change in Control Severance Plan. If, immediately following the completion of the merger, the employment of each executive officer were involuntarily terminated (including as a result of a termination without cause or due to constructive termination under the Change in Control Severance
Plan), the estimated amounts of cash payments (including severance payments and any additional change in control benefits under the Retirement Benefit Restoration Plan and Supplemental Executive Retirement Plan) that could become payable to Messrs. Fricks, Little, Clarkson, Ream and all other executive officers of Newport News as a group (excluding Mr. Schievelbein) as a result of the offer and the merger are $6,193,487, $3,585,600, $2,502,902, $1,488,000, and
$5,066,069, respectively. The foregoing amounts exclude any payments that may be required to be made in respect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

     Rabbi Trust. At the completion of the offer, Newport News became obligated to fund the rabbi trust within 30 days of that event. The rabbi trust is an irrevocable trust, the assets of which may be used only to pay amounts under certain specified benefit plans to which the rabbi trust applies, unless Newport News becomes insolvent, in which case the assets in the trust will be available to satisfy the claims of creditors. In connection with the offer and the merger, Newport News amended the rabbi trust to provide that the amounts to be funded pursuant to the underlying trust agreement will include the estimated amount of severance or other benefits that may become payable to participants of the specified benefit plans, assuming for such purpose that such participants were terminated immediately following the completion of the offer under circumstances that would give rise to their entitlement to such benefits. The plans and agreements to which the rabbi trust applies are the Change in Control Severance Plan, the Deferred Compensation Plan, the Retirement Benefit Restoration Plan, the Supplemental Executive Retirement Plan and the employment agreements with Messrs. Fricks and Schievelbein. The amount of Newport News' funding obligation with respect to the rabbi trust is approximately $210,000,000.

     Agreement with Mr. Schievelbein. Northrop Grumman has entered into a retention bonus agreement with Mr. Schievelbein for a two-year period beginning at the completion of the offer. The retention bonus agreement became effective upon completion of the offer and replaced his prior employment agreement at that time. During each year of the two-year period, Northrop Grumman will pay him at least $435,000 in base salary and a bonus of at least $400,000. Northrop Grumman will also grant him stock options to purchase 15,000 shares of Northrop Grumman common stock with a four-year vesting schedule and 8,000 shares of restricted stock with a three-year performance period. Northrop Grumman will also pay him retention bonus payments of $2,787,500 no later than January 31, 2003 and $1,087,500 thirty days following the second anniversary of the completion of the offer, so long as he has remained continuously employed with Northrop Grumman through such dates. Mr. Schievelbein will also receive each of the retention bonus payments if Northrop Grumman terminates his employment other than for cause, or if he terminates his employment following certain adverse job-related actions by Northrop Grumman (for example, a reduction in his compensation or relocation to which he does not consent), or if he dies or becomes permanently disabled. If his termination is for any other reason, he will forfeit any unpaid benefits under the retention bonus agreement. Northrop Grumman will also provide Mr. Schievelbein with an enhanced supplemental retirement benefit by adding three years to both his years of service and years of participation under the plan and five years to his age under the plan.

     By entering into the retention bonus agreement, Mr. Schievelbein waived his right to terminate his employment during the two-year period following the completion of the offer and receive severance pay under Newport News' Change in Control Severance Benefit Plan for Key Employees; provided, however, that Northrop Grumman acknowledges and agrees that a termination of employment by Mr. Schievelbein following certain adverse job-related actions by Northrop Grumman shall be deemed for purposes of the Change in Control Severance Plan to be a termination of employment due to a "constructive termination;" provided, further, that in such event the severance benefits that he would be entitled to receive under the Change in Control Severance Plan will be offset (other than any required continuation of welfare benefits) by any cash payments or benefit credits provided to him pursuant to the bonus retention agreement. Except as modified by the bonus retention agreement, Mr. Schievelbein will continue to retain all of his rights under the Change in Control Severance Plan (including, without limitation, rights relating to the gross-up payment for any so-called "golden parachute" excise taxes and related taxes). In addition, any cash payments and benefit credits provided to him pursuant to the bonus retention agreement, when paid, will reduce the severance benefits payable to Mr. Schievelbein under that plan.

     Agreement with Mr. Fricks. In connection with the offer and the merger, Newport News has amended its employment agreement with Mr. Fricks to provide corporate aircraft service for up to 30 hours of airtime per year until his normal retirement date at age 65, grossed-up for federal and state income tax purposes.

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                  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The discussion below reflects the opinion of Fried, Frank, Harris, Shriver & Jacobson, outside counsel to Northrop Grumman, as to the material U.S. federal income tax consequences of the offer and the merger to Newport News, and the holders of Newport News common stock who are citizens or residents of the United States or that are domestic corporations. The discussion below:

          . is based upon current provisions of the Internal Revenue Code, currently applicable Treasury regulations promulgated under the Internal Revenue Code, and judicial and administrative decisions, all of which are subject to change, possibly with retroactive effect;

          . does not purport to address all aspects of U.S. federal income taxation that may affect particular stockholders in light of their particular circumstances, that are generally assumed to be known by investors or that may affect stockholders to which special provisions of the U.S. federal income tax laws may apply based on their particular circumstances or status (see "-- Qualifications" below);

          . assumes that the shares of Newport News common stock are held as capital assets;

          . assumes that the offer and the merger and related transactions will take place in accordance with all of the terms and conditions of the merger agreement without the waiver or modification of any of those terms or conditions; and

          . does not address possible tax consequences of the offer or the merger under foreign, state or local laws.

     Neither Northrop Grumman nor Newport News has requested a ruling from the Internal Revenue Service with regard to any of the U.S. federal income tax consequences of the offer or the merger. The opinions of counsel will not be binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in Fried, Frank, Harris, Shriver & Jacobson's opinions and that a court would not sustain a challenge of that type.

     General Considerations--Tax Opinion--Direction of the Merger.

     Under the merger agreement, the merger will be effected by merging Newport News with and into Purchaser Corp. I, with Purchaser Corp. I surviving. Fried, Frank, Harris, Shriver & Jacobson has provided an opinion, based on certain assumptions and representations of Northrop Grumman and Newport News that if the merger is effected in this manner, the offer and the merger will be treated for federal income tax purposes as a single integrated transaction that constitutes a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Under the terms of the merger agreement, Northrop Grumman and Newport News will seek to have Fried, Frank, Harris, Shriver & Jacobson confirm its opinion at the time of the merger, based on the actual facts existing at the time.

     In the event the confirming opinion referred to above cannot be obtained, the merger will be restructured as a merger of Purchaser Corp. I into Newport News. If the merger is restructured, the offer and the merger will not qualify as a reorganization and the exchange of Newport News shares for Northrop Grumman shares and/or cash pursuant to the offer or merger will be a fully taxable transaction to the Newport News stockholders. See "Tax Consequences if the Offer and the Merger Are Not Treated as a Reorganization" below.

     The principal assumptions underlying the opinion of Fried, Frank, Harris, Shriver & Jacobson are that:

          . Representations, in all material respects the same as those provided by Northrop Grumman, Purchaser Corp. I and Newport News at the time of the initial opinion can and will be provided at the time of the merger based on the actual facts existing at that time.

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

         . The offer, the merger and related transactions will take place in accordance with all of the terms and conditions of the offer and the merger agreement without the waiver or modification of any of those terms or conditions.

         . The value of the Northrop Grumman stock issued to Newport News stockholders pursuant to the offer and the merger will represent a sufficient percentage of the value of all consideration furnished to the Newport News stockholders in the offer and the merger to satisfy the continuity of shareholder interest requirement of Treas. Reg. 1.368- 1(e). The initial opinion assumes that at least a 45% level of continuity would be achieved. For this purpose, consideration paid in the offer or the merger to Newport News or its Stock Employee Compensation Trust would not be taken into account. In addition, consideration paid in the offer for any Newport News common stock issued after the date of the merger agreement pursuant to the exercise of stock options, for "restricted stock" or for Newport News common stock held at the date of the merger agreement by the Stock Employee Compensation Trust that is sold to third parties in accordance with the merger agreement before the offer closes, will or will not be taken into account, depending on which treatment produces the lowest level of continuity. For purposes of determining continuity, the value of Northrop Grumman stock issued in the offer will be the lesser of the value of such stock on the date the offer closes or the date the merger occurs.

Tax Consequences of the Offer and the Merger if They Are Treated as a Reorganization

     Assuming the offer and the merger are treated together as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material federal income tax consequences to Newport News and Newport News stockholders of the offer and the merger are as set forth below. For a discussion of the tax consequences if the offer and the merger are not treated as a reorganization see "Tax Consequences if the Offer and the Merger Are Not Treated as a Reorganization" below.

Consequences to Newport News Stockholders

     Only Shares of Northrop Grumman Common Stock Received. Except as discussed below with respect to cash received in lieu of a fractional share of Northrop Grumman common stock, a Newport News stockholder who receives solely shares of Northrop Grumman common stock in exchange for the holder's shares of Newport News common stock will not recognize gain or loss. The tax basis of the shares of Northrop Grumman common stock will be the same as the tax basis of the shares of Newport News common stock exchanged. The holding period of the shares of Northrop Grumman common stock received will include the holding period of the shares of Newport News common stock exchanged.

     Only Cash Received. A Newport News stockholder who receives solely cash in the offer and the merger in exchange for the stockholder's shares of Newport News common stock generally will recognize capital gain or loss measured by the difference between the amount of cash received and the tax basis of the exchanged shares of Newport News common stock. This capital gain or loss will be long-term capital gain or loss if the stockholder's holding period with respect to his or her Newport News common stock exceeds one year as of the effective time of the exchange pursuant to the offer or the merger, as the case may be. If, however, a stockholder who receives solely cash in the offer and the merger constructively owns shares of Newport News common stock for which consideration other than cash will be received, or actually or constructively owns shares of Northrop Grumman common stock after the offer and the merger, the consequences to the stockholder may be similar to those discussed below under " -- Shares of Northrop Grumman Common Stock and Cash Received -- Treatment of Gain Recognized," except that the amount of consideration treated as a dividend might not be limited to the amount of the stockholder's gain realized in the transaction. See also "-- Shares of Northrop Grumman Common Stock and Cash Received -- Effect of Overlapping or Constructive Ownership" for a general discussion of the effect of a stockholder's overlapping or constructive ownership on the dividend/capital gain issue.

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Shares of Northrop Grumman Common Stock and Cash Received

     General. Except as discussed below with respect to cash received in lieu of a fractional share of Northrop Grumman common stock, a Newport News stockholder who receives both shares of Northrop Grumman common stock and cash in exchange for shares of Newport News common stock will recognize gain equal to the lesser of:

         . the amount, if any, by which the sum of the amount of cash and fair market value, as of the effective time of the exchange pursuant to the offer or the merger as the case may be, of Northrop Grumman common stock received with respect to the stockholder's Newport News stock exceeds the stockholder's tax basis in the Newport News common stock exchanged; and

         .   the amount of cash received in the exchange.

     No loss will be recognized in the exchange. For this purpose gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares cannot be used to offset a gain realized on another block of shares. Any recognized capital gain will be long-term capital gain if the stockholder's holding period with respect to its Newport News common stock exceeds one year as of the effective time of the exchange pursuant to the offer or the merger, as the case may be.

     Treatment of Gain Recognized. Any gain recognized will be treated as gain from the sale or exchange of stock, except in the circumstances described in this paragraph. These circumstances primarily include cases where there is overlapping or constructive ownership or where the stock election is oversubscribed. A Newport News stockholder will be required to treat any gain recognized as a dividend, to the extent of the stockholders' ratable share of earnings and profits, if, as a result of the deemed redemption described in step
(2) below, the stockholders' interest in Northrop Grumman was not reduced sufficiently to cause the cash received to be not "essentially equivalent to a dividend" under Section 302 of the Internal Revenue Code. Whether a stockholder's interest was reduced sufficiently to cause the cash received to be not "essentially equivalent to a dividend" requires a determination based on a stockholder's particular facts and circumstances. However, the Internal Revenue Service has indicated in published rulings that a distribution that results in any reduction in interest of a small, minority stockholder in a publicly held corporation will sufficiently reduce the stockholder's interest in the corporation if the stockholder exercises no control with respect to corporate affairs. In addition, if the deemed redemption described in step (2) below is "substantially disproportionate" with respect to the stockholder, the gain recognized will be taxed as capital gain. The deemed redemption generally will be substantially disproportionate if the percentage of Northrop Grumman common stock owned after the deemed redemption described in step (2) below is less than 80 percent of the percentage of Northrop Grumman common stock owned after step
(1) below.

     For purposes of determining whether a stockholder's interest has been reduced, a Newport News stockholder will be treated as if the stockholder had engaged in a hypothetical transaction in which the stockholder and all other Newport News stockholders (though it is unclear whether Newport News stockholders who receive solely cash in the offer and the merger are counted for this purpose) (1) received solely shares of Northrop Grumman common stock in exchange for all of their shares of Newport News common stock, and (2) thereafter had a portion of those shares of Northrop Grumman common stock redeemed for the cash portion of the consideration in the merger. A Newport News stockholder's hypothetical interest in Northrop Grumman after step (1) is compared to the stockholder's interest in Northrop Grumman subsequent to the deemed redemption in step (2). In each case, subject to limited exceptions, shares of Northrop Grumman common stock actually or constructively owned, under the constructive ownership rules described in "-- Effect of Overlapping or Constructive Ownership" below, by a stockholder will be considered owned for purposes of applying these tests.

     Effect of Overlapping or Constructive Ownership. Under the applicable constructive ownership rules of Section 318 of the Internal Revenue Code, a stockholder will, in general, be treated as owning shares owned by some family members and other related entities, or that are subject to options owned or deemed owned by that person. The actual or constructive ownership of shares of Northrop Grumman or Newport News common stock may have the effect of causing a Newport News stockholder who would otherwise qualify for capital gain treatment to fail to so qualify and

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

subject the stockholder to dividend treatment on the cash portion of the offer or the merger consideration to the extent of the stockholder's ratable share of earnings and profits, even if the stockholder receives solely cash in the offer and the merger. Therefore, Newport News stockholders who:

         .   constructively own shares of Newport News common stock; or

         . actually or constructively own shares of Northrop Grumman common stock;

should consult their tax advisors as to the tax consequences of receiving cash, whether or not the stockholder intends to make a stock election.

     Tax Basis and Holding Period of Shares of Northrop Grumman Common Stock Received in the Offer and the Merger. The tax basis of the shares of Northrop Grumman common stock received in the offer and the merger will be the same as the tax basis of the exchanged shares of Newport News common stock, increased by the amount of gain recognized on the exchange with respect to those shares of Newport News common stock, decreased by the tax basis of any portion of those shares of Newport News common stock that are converted into cash in lieu of receipt of a fractional share of Northrop Grumman common stock, and further decreased by the amount of cash received with respect to those shares of Newport News common stock, other than cash received in lieu of a fractional share interest. The holding period of the shares of Northrop Grumman common stock received will include the holding period of the exchanged shares of Newport News common stock.

     Fractional Shares

     A Newport News stockholder who receives cash in lieu of a fractional share of Northrop Grumman common stock should be treated as having received the fractional share of Northrop Grumman common stock and then having exchanged the fractional share for cash in a redemption by Northrop Grumman. Gain or loss recognized as a result of that exchange would generally be equal to the cash amount received for the fractional share of Northrop Grumman common stock less the proportion of the stockholder's tax basis in shares of Newport News common stock exchanged and allocable to the fractional share of Northrop Grumman common stock. It is possible, however, that the cash received in lieu of a fractional share of Northrop Grumman common stock would instead be treated in the same manner as other cash received in the offer and the merger. See "-- Shares of Northrop Grumman Common Stock and Cash Received."

     Consequences to Northrop Grumman and Newport News

     Neither Northrop Grumman nor Newport News will recognize gain or loss as a result of the offer and the merger.

Tax Consequences if the Offer and the Merger Are Not Treated as a
Reorganization.

     Consequences to the Newport News Stockholders. If the offer and the merger are not treated as a reorganization, because of a restructuring of the merger or otherwise, a sale or exchange of Newport News common stock pursuant to the offer or the merger will generally constitute a fully taxable transaction to an exchanging Newport News stockholder, including a Newport News stockholder who receives only Northrop Grumman stock pursuant to the offer or the merger. Accordingly, a Newport News stockholder will generally recognize capital gain or loss equal to the difference between the amount of cash plus the fair market value of any Northrop Grumman stock received and the tax basis of the shares of Newport News common stock exchanged therefor. This capital gain or loss will be long-term capital gain or loss if the stockholder's holding period with respect to his or her Newport News common stock exchanged exceeds one year as of closing of the offer, in the case of shares exchanged in the offer, and one year as of the closing of the merger, in the case of shares exchanged in the merger. In that case, the basis of any Northrop Grumman stock received in the offer will be the fair market value of such stock at the time the offer closes, in the case of shares exchanged in the offer, and the fair market value of such stock the time the merger closes, in the case of shares exchanged in the merger. The holding period of any Northrop Grumman stock received in or offer or the merger, will begin on the day after the offer closes, in the case of Northrop Grumman stock received in the offer and on the date after the merger closes in the case of Northrop Grumman stock received in the merger.

     Consequences to Northrop Grumman and Newport News. If the offer and the merger fail to qualify as a reorganization because the merger is restructured, neither Northrop Grumman nor Newport News will recognize gain or loss as a result of the offer and the merger. If the merger fails to qualify as a reorganization for some other reason, Newport News could, under some circumstances, be required to recognize gain equal to the excess of the fair market value of its assets over their tax basis.

     Backup Withholding. For a discussion of potential backup withholding with respect to consideration received by Newport News stockholders, see the prospectus, dated November 13, 2001 which was previously mailed to stockholders.

     Qualifications. As noted above, the foregoing discussion does not address aspects of U.S. federal income taxation that may be relevant to Newport News stockholders to which special provisions of the U.S. federal income tax law may apply based on their particular circumstances or status. For example, the discussion does not address aspects of U.S. federal income taxation that may be relevant to:

          .    dealers in securities or currencies;

          .    traders in securities;

          .    financial institutions;

          .    tax-exempt organizations;

          .    insurance companies;

          . persons holding shares of Newport News common stock as part of a hedging, "straddle," conversion or other integrated transaction;

          .    non-United States persons;

          . persons whose functional currency is not the United States dollar;

          . persons who acquired their shares of common stock through the exercise of employee stock options or otherwise as compensation; or

          .    stockholders who exercise appraisal rights.

     THE PRECEDING DISCUSSION SETS FORTH THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER BUT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, NEWPORT NEWS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, WHETHER GAIN, IF ANY, WILL BE TREATED AS CAPITAL GAIN OR A DIVIDEND, THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

           COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Northrop Grumman common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "NOC." Newport News common stock is listed on the New York Stock Exchange under the symbol "NNS." The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share reported on the New York Stock Exchange and the dividends declared on Northrop Grumman common stock and on Newport News common stock.

                                              NORTHROP GRUMMAN                             NEWPORT NEWS
                                                COMMON STOCK                               COMMON STOCK
                                     -------------------------------------   -----------------------------------------
                                      HIGH          LOW         DIVIDENDS        HIGH          LOW         DIVIDENDS
                                     --------    ----------   ------------   ------------  ------------  -------------
1999:
     First Quarter.............      $  75.63   $  56.63      $  0.40        $  34.00      $   27.00      $   0.04
     Second Quarter............         73.88      57.31         0.40           34.25          25.69          0.04
     Third Quarter.............         75.94      59.56         0.40           32.94          29.75          0.04
     Fourth Quarter............         63.31      47.00         0.40           33.00          24.75          0.04
2000:
     First Quarter.............         55.63      42.63         0.40           30.75          24.94          0.04
     Second Quarter............         81.38      51.19         0.40           37.75          27.38          0.04
     Third Quarter.............         93.25      64.38         0.40           45.56          36.50          0.04
     Fourth Quarter............         93.88      74.00         0.40           57.69          41.88          0.04
2001:
     First Quarter.............         99.09      79.13         0.40           57.75          45.19          0.04
     Second Quarter............         97.06      76.41         0.40           65.69          47.94          0.04
     Third Quarter.............        104.50      76.41         0.40           67.50          60.94          0.04
     Fourth Quarter
     (through December 14, 2001)                                 0.40                                         0.04

----------------------
(a) For comparability, quarterly dividend amounts for Newport News are based on the Newport News quarterly financial statement periods instead of the calendar quarterly periods.

     As of November 29, 2001, Newport News had 32,512,951 shares issued and outstanding with the shares being Newport News' only class of voting securities that would be entitled to vote for directors at a stockholders meeting if one were to be held, each share being entitled to one vote of these shares, with 26,241,019 or 80.7% held by Northrop Grumman. On May 8, 2001, the last full trading day prior to the public announcement of the offer and the merger, the last sale price per Northrop Grumman common share on the New York Stock Exchange was $91.50 and the last sale price per Newport News common share was $65.00. On December 14, 2001, the most recent practicable date prior to the filing of this information statement, the last sale price of Newport News' common stock was [ ] and the last sale price of Northrop Grumman was [ ].

     COMPARISON OF RIGHTS OF HOLDERS OF NORTHROP GRUMMAN SHARES AND NEWPORT
                                  NEWS SHARES

     Upon completion of the merger, stockholders of Newport News will be entitled to become stockholders of Northrop Grumman, rather than stockholders of Newport News. As Northrop Grumman stockholders, the rights of former Newport News stockholders will be governed by Northrop Grumman's charter and bylaws, which differ in material respects from Newport News' charter and bylaws. Delaware is the jurisdiction of incorporation of Northrop Grumman and Newport News and as such stockholders will continue to be governed by the Delaware General Corporation Law.

     The following is a comparison of:

     . the current rights of Newport News stockholders under the Delaware General Corporation Law and the Newport News charter and bylaws; and

     . the rights Newport News stockholders would have as Northrop Grumman stockholders under the Delaware General Corporation Law and the Northrop Grumman charter and bylaws upon the completion of the offer and the merger.

     The following summary is not intended to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, the Newport News charter and bylaws, and the Northrop Grumman charter and bylaws, as appropriate. Copies of the Newport News charter and bylaws and the Northrop Grumman charter and bylaws are incorporated by reference herein and will be sent to Newport News stockholders, upon request. See "Where You Can Find More Information."

---------------------------------------------------------------------------------------------------------------------------

                          NORTHROP GRUMMAN                                       NEWPORT NEWS
---------------------------------------------------------------------------------------------------------------------------

                                                  BOARD OF DIRECTORS
---------------------------------------------------------------------------------------------------------------------------

                                                  Classified Boards
---------------------------------------------------------------------------------------------------------------------------
Delaware law permits a certificate of incorporation to        The Newport News charter provides that the board of
provide that a board of directors be divided into classes,    directors is to be divided into three classes of directors,
with each class having a term of office longer than one       each as nearly equal in number as possible, with each
year but no longer than three years.                          director elected for a term expiring at the third
                                                              succeeding annual meeting of stockholders after his or
The Northrop Grumman charter provides that the board of       her election.
directors is to be divided into three classes of directors,
each as nearly equal in number as possible, with each
director elected for a term expiring at the third
succeeding annual meeting of stockholders after his or her
election.
---------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

                 NORTHROP GRUMMAN                                                NEWPORT NEWS
-----------------------------------------------------------------------------------------------------------------------

                                                Removal of Directors
-----------------------------------------------------------------------------------------------------------------------
The Northrop Grumman charter provides that directors         The Newport News charter and bylaws are silent as to
may be removed only for cause and only by the                removal of directors. As such Delaware law governs and
affirmative vote of the holders of not less than 80% of      provides for removal of directors only for cause by a
affirmative vote all outstanding shares of capital           vote of the holders of a majority of the then outstanding
stock of Northrop Grumman having general voting              shares entitled to vote.
power entitled to vote in connection with the election of
a director, regardless of class and voting together as a
single voting class; provided, however, that where the
removal is approved by a majority of Continuing
Directors (as defined in the Northrop Grumman charter),
the affirmative vote of a majority of the voting power of
all outstanding shares of Voting Stock entitled to vote in
connection with the election of that director, regardless
of class and voting together as a single voting class, is
required for approval of removal.
-----------------------------------------------------------------------------------------------------------------------

                                             Filling of Board Vacancies
-----------------------------------------------------------------------------------------------------------------------

In accordance with the Delaware General Corporation Law,     The Newport News charter provides that any vacancy on
under the Northrop Grumman charter vacancies and newly       the board of directors that results in an increase in
created directorships may be filled solely by a majority     the number of directors may be filled by a majority of
of the directors then in office or a sole remaining          the board of directors then in office, provided that a
director (even though less than a quorum). However, the      quorum is present. Any other vacancy occurring in the
Delaware General Corporation Law also provides that if the   board of directors may be filled by a majority of the
directors then in office constitute less than a majority     directors then in office, even if less than a quorum,
of the corporation's board of directors, then, upon          or by a sole remaining director.
application by stockholders representing at least 10% of
outstanding shares entitled to vote for those directors,
the Court of Chancery may order a stockholder election of
directors to be held.

-----------------------------------------------------------------------------------------------------------------------

                                                    Size of Board
-----------------------------------------------------------------------------------------------------------------------

The Northrop Grumman bylaws provide that the number          The Newport News charter and bylaws provide that the
of directors shall be fixed form time to time by             number of directors shall consist of not less than 3 nor
resolution of the board of directors but shall not be less   more than 16 directors, with the exact number of
than 3. As of November 8, 2001, the board of directors       directors to be determined from time to time by the
shall consist of 10 directors until changed as provided in   board of directors pursuant to a resolution adopted by
the bylaws.                                                  the affirmative vote of a majority of the entire board of
                                                             directors.
-----------------------------------------------------------------------------------------------------------------------

                                                       Quorum
-----------------------------------------------------------------------------------------------------------------------

The Northrop Grumman bylaws provide for a quorum of a        A majority of the directors then in office (but not
majority of the board of directors, except that when the     less than one-third of the total number of directors
board of directors consists of one director, then the one    constituting the entire board of directors) shall
director shall constitute a quorum.                          constitute a quorum.
-----------------------------------------------------------------------------------------------------------------------

                                                STOCKHOLDERS MEETINGS
-----------------------------------------------------------------------------------------------------------------------

                                                   Annual Meeting
-----------------------------------------------------------------------------------------------------------------------

Held between May 1 and July 1 of each year on such           Held on date fixed by board of directors.
date as fixed by the board of directors.
-----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                    NORTHROP GRUMMAN                                              NEWPORT NEWS
----------------------------------------------------------------------------------------------------------------------

                                              Calling a Special Meeting
----------------------------------------------------------------------------------------------------------------------

Under the Northrop Grumman charter and bylaws, special       Subject to the rights of the holders of any series of
stockholder meetings may be called at any time by a          preferred stock to elect directors under specified
majority of the board of directors, the Chairman of the      circumstances, special meetings shall be called by the
board of directors or by the President and Chief Executive   board of directors on the date the board of directors
Officer.                                                     designates.
----------------------------------------------------------------------------------------------------------------------

                                                 Quorum Requirements
----------------------------------------------------------------------------------------------------------------------

The presence in person or by proxy of the holders of a       The presence in person or by proxy of the holders of a
majority of the shares entitled to vote at the meeting       majority of the shares entitled to vote at the meeting
constitutes a quorum for that meeting, except as             constitutes a quorum for that meeting, except as
otherwise provided by the Delaware General Corporation       otherwise provided by the Delaware General Corporation
Law.                                                         Law.
----------------------------------------------------------------------------------------------------------------------

                                             Certain Voting Requirements
----------------------------------------------------------------------------------------------------------------------

Under the Northrop Grumman bylaws (except as otherwise       Under the Newport News bylaws (except as otherwise
provided by the Northrop Grumman charter or by applicable    provided by law, the bylaws or the charter), the vote
law), action by Northrop Grumman stockholders generally is   of a majority of any quorum is sufficient to elect
taken by the affirmative vote, at a meeting at which a       directors and to pass any resolution within the power
quorum is present, of a majority of the outstanding shares   of the holders of all the outstanding shares.
entitled to vote on that action (including certain
extraordinary actions, including mergers, consolidations
and amendments to the Northrop Grumman  charter). However,
the Northrop Grumman charter requires the affirmative vote
of the holders of not less than 80% of outstanding shares of voting stock to approve an amendment of certain articles in
the charter. The charter also requires a supermajority (80%)
stockholder vote to approve a Business Combination (as
defined in the Northrop Grumman charter) involving specific
related persons.
----------------------------------------------------------------------------------------------------------------------

                                        Stockholder Action by Written Consent
----------------------------------------------------------------------------------------------------------------------

Under the Northrop Grumman charter and bylaws, any action    Under the Newport News bylaws, any person seeking to
required or permitted to be taken by stockholders must be    have stockholders authorize or take corporate action by
effected at a duly called annual meeting or at a special     written consent without a meeting must request to the
meeting of stockholders, unless any action requiring or      Secretary that a record date be fixed for such purpose.
permitting stockholder approval is approved by a majority    Consents must be signed by a sufficient number of
of the continuing directors, in which case that action may   stockholders to take that action and delivered to
be authorized or taken by the written consent of the         Newport News.
holders of outstanding shares of voting stock (as defined
in the Northrop Grumman charter) having not less than the
minimum voting power that would be necessary to authorize
or take such action at a meeting of stockholders at which
all shares entitled to vote thereon were present and voted
provided all other requirements of applicable law and the
charter have been satisfied.
----------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

                    NORTHROP GRUMMAN                                              NEWPORT NEWS
------------------------------------------------------------------------------------------------------------------------

                            Advance Notice for Stockholder Nomination and Other Business
------------------------------------------------------------ -----------------------------------------------------------

The Northrop Grumman bylaws provide that with respect to     To be properly brought before the meeting, business
any stockholder meeting, nominations of persons for          must be either (a) specified in the notice of meeting
election to the board of directors and the proposal of       (or any supplement thereto) given by or at the
business to be considered by stockholders may be made only   direction of the board of directors, (b) otherwise
(a) by or at the direction of the board of directors, (b)    properly brought before the meeting by or at the
by a stockholder of record who is entitled to vote and who   direction of the board of directors, or (c) otherwise
has complied with the advance notice procedures set forth    properly brought before the meeting by a stockholder
in the bylaws, or (c) pursuant to Northrop Grumman's         entitled to vote at that meeting. In addition to any
notice with respect to that meeting.                         other applicable requirements, for business to be
                                                             properly brought before the annual meeting by a
                                                             stockholder, the stockholder must have given timely
                                                             notice in writing to the Secretary of Newport News. To
                                                             be timely, a stockholder's notice shall be delivered to
                                                             the secretary at the principal executive offices of Newport
                                                             News not later than the close of business on the seventieth day nor earlier than the close of business on the ninetieth day prior to the first anniversary of the preceding year's annual meeting.
------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

                    NORTHROP GRUMMAN                                              NEWPORT NEWS
----------------------------------------------------------------------------------------------------------------------

                                            AMENDMENTS TO ORGANIZATIONAL DOCUMENTS
----------------------------------------------------------------------------------------------------------------------

                                                 Certificate of Incorporation
----------------------------------------------------------------------------------------------------------------------

Under the Delaware General Corporation Law, the              Subject to the charter and applicable law, Newport News
affirmative vote of the holders of a majority of the         reserves the right to amend, alter, change or repeal
outstanding shares entitled to vote is required to amend     any provision contained in the charter.
the Northrop Grumman charter. In addition, amendments that
make changes relating to the capital stock by increasing     The same Delaware law provisions regarding amendments
or decreasing the par value or the aggregate number of       to the certificate of incorporation applicable to
authorized shares of a class or otherwise adversely          Northrop Grumman are also applicable to Newport News.
affecting the rights of that class, must be approved by the
majority vote of each class of stock affected, unless, in
the case of an increase in the number of shares, the
certificate of incorporation takes away that right, and
provided that, if the amendment affects some series, then
only those series have such vote. The Northrop Grumman
charter provides that specified articles may be adopted,
repealed, rescinded, altered or amended only by the
affirmative vote of the holders of not less than 80% of
the voting power of all outstanding shares of voting stock,
regardless of class and voting together as a single voting
class, and where that action is proposed by an interested
stockholder (as defined in the Northrop Grumman charter) or
an associate or affiliate (each as defined in the Northrop
Grumman charter) of an interested stockholder, by the
majority of the voting power of all of the outstanding
shares of voting stock, voting together as a single class,
other than shares held by the interested person; provided,
however, that where the action is approved by a majority of
the continuing directors (as defined in the Northrop
Grumman charter), the affirmative vote of a majority of the
voting power of all outstanding shares of voting stock,
regardless of class and voting together as a single voting
class shall be required for approval of that action.
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

                    NORTHROP GRUMMAN                                              NEWPORT NEWS
----------------------------------------------------------------------------------------------------------------------

                                                       Bylaws
----------------------------------------------------------------------------------------------------------------------

Under the Northrop Grumman charter and the bylaws, the       The board of directors has the power to make, alter,
bylaws may be adopted, repealed, rescinded, altered or       amend or repeal any and all of the bylaws, but any
amended by the stockholders, but only by the affirmative     bylaws so made, altered or repealed by the board of
vote of the holders of not less than 80% of the voting       directors may be amended, altered or repealed by the
power of all outstanding shares of voting stock,             stockholders.
regardless of class and voting together as a single voting
class and, where such action is proposed by an interested
stockholder or by any associate or affiliate of an
interested stockholder, by a majority of the voting power
of all outstanding shares of voting stock, regardless of
class and voting together as a single class, other than
the shares held by such interested stockholders; provided,
however, that where such action is approved by a majority
of the continuing directors, the affirmative vote of the
holders of a majority of the voting power of all
outstanding shares of voting stock, regardless of class
and voting together as a single voting class, shall be
required for approval of that action.
----------------------------------------------------------------------------------------------------------------------

                                                   CAPITALIZATION
----------------------------------------------------------------------------------------------------------------------

                                                  Authorized Stock
----------------------------------------------------------------------------------------------------------------------

Common stock: 400 million shares; preferred stock: 10        Common stock: 70 million shares; preferred stock: 10
million shares.                                              million shares.
----------------------------------------------------------------------------------------------------------------------

                                                   Preferred Stock
----------------------------------------------------------------------------------------------------------------------

The board of directors is authorized to issue preferred      The board of directors is authorized to issue preferred
stock from time to time in one or more series, with terms    stock from time to time in one or more series, with terms
to be fixed by the board of directors.                       to be fixed by the board of directors.
----------------------------------------------------------------------------------------------------------------------

                                                    Rights Plans
----------------------------------------------------------------------------------------------------------------------

Northrop Grumman entered into a Rights Agreement, dated      Newport News entered into a Rights Agreement, dated
January 31, 2001, between Northrop Grumman and EquiServe     June 10, 1998, between Newport News and EquiServe Trust
Trust Company, N.A., as amended.                             Company, N.A. (formerly known as First Chicago Trust
                                                             Company of New York), as amended.
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

                  NORTHROP GRUMMAN                                                 NEWPORT NEWS
----------------------------------------------------------------------------------------------------------------------

                                                BUSINESS COMBINATIONS
----------------------------------------------------------------------------------------------------------------------
Under the Delaware General Corporation Law, a                  The Newport News charter and bylaws are silent as to
majority of the outstanding shares is needed to adopt a        business combinations. The same Delaware law
plan of merger or consolidation.                               provisions regarding business combinations applicable
                                                               to Northrop Grumman are also applicable to Newport
The Delaware General Corporation Law prohibits a               News.
Delaware corporation which has a class of stock which
is listed on a national stock exchange or which has 2,000      The full text of Section 203 of the Delaware General
or more stockholders of record from engaging in                Corporation Law has been annexed as Schedule B to the
business combination with an interested stockholder            prospectus dated November 13, 2001 and is incorporated
(generally, the beneficial owner of 15% or more of the         in this information statement by reference.
corporation's outstanding voting stock) for three years
following the time the stockholder became an interested
stockholder, unless, prior to that time, the corporation's
board of directors approved either the business
combination or the transaction that resulted in the
stockholder becoming an interested stockholder, or if at
least two-thirds of the outstanding shares not owned by
that interested stockholder approve the business
combination at a meeting of stockholders, or if, upon
becoming an interested stockholder, that stockholder
owned at least 85% of the outstanding shares (excluding
those held by officers, directors and some employee
stock plans.)

In addition to the Delaware General Corporation Law
requirements, the Northrop Grumman charter provides
that, subject to various exceptions, any business
combination between Northrop Grumman or any
subsidiary and an interested stockholder (as defined in
the Northrop Grumman Charter) must be approved by
the holders of at least 80% of the voting power of all
outstanding voting stock, regardless of class and voting
together as a single voting class and a majority of the
voting power of all outstanding shares of voting stock,
other than the shares held by any interested stockholder
which is a party to such business combination or by any
affiliate or associates of such interested stockholder,
regardless of class and voting together as a single voting
class.
----------------------------------------------------------------------------------------------------------------------

       BENEFICIAL SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     Set forth below is the ownership, as of December 5, 2001 (except as otherwise stated), of the number of shares and percentage of Newport News common stock beneficially owned by (i) each director of Newport News, (ii) each required executive officer of Newport News, (iii) all executive officers and directors of Newport News as a group and (iv) all persons beneficially owning more than 5% of the outstanding Newport News common stock.

                                                              SHARES OF NEWPORT NEWS      AGGREGATE PERCENTAGE
                                                              COMMON STOCK OWNED (A)           OWNED (B)
                                                             ------------------------    ----------------------
William P. Fricks (Ret.)..................................               0                          0
Hon. Gerald L. Baliles ...................................               0                          0
Hon. Charles A. Bowsher ..................................               0                          0
W. Burks Terry............................................               0                          0
Albert F. Myers...........................................               0                          0
John H. Mullan............................................               0                          0
Thomas C. Schievelbein ...................................               0                          0
Alfred Little, Jr ........................................               0                          0
Stephen B. Clarkson ......................................               0                          0
William G. Cridlin, Jr ...................................               0                          0
All directors and executive officers as a group
(16) persons .............................................               0                          0
Cascade Investment LLC & William H. Gates III
     2365 Carillion Point, Kirkland, WA 98033
     & Microsoft Way, Redmond, WA 98052 ..................       2,562,900(c)                    7.88%
Heyman Investment Associates Limited Partnership
     333 Post Road West, Westport, CT  06881 &
     Samuel J. Heyman
     1361 Alps Road, Wayne, NJ 07170 .....................       2,249,600(d)                    6.92%
Purchaser Corp. I
     1840 Century Park East
     Los Angeles, CA 90067................................      26,241,019                       80.7%

______________
(a) Except as described in the notes below, each director, executive officer and 5% holder has sole voting and dispositive power over the shares beneficially owned, as set forth in this column.

(b) Except as indicated, each person or group beneficially owns less than 1% of the outstanding Newport News common stock. All percentages are based on 32,522,528 shares of Newport News common stock outstanding as of December 5, 2001.

(c) The number of shares owned is as reported in Schedule 13G filed by Cascade Investment LLC and William H. Gates III with the SEC on February 18, 2000. All shares may be deemed beneficially owned by William H. Gates III as the sole member of Cascade Investment LLC. Cascade Investment LLC & William H. Gates III reported shared voting and dispositive power for all shares beneficially owned.

(d) The number of shares owned is as reported in Schedule 13G filed by Heyman Investment Associates Limited Partnership and Samuel J. Heyman with the SEC on September 26, 2001. Heyman Investment Associates

     Limited Partnership reported sole voting and dispositive power for 1,982,675 of the shares beneficially owned and Samuel J. Heyman reported shared voting and dispositive power for all shares beneficially owned.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Newport News' executive officers, directors and persons owning more than 10% of Newport News' common stock to file reports of ownership and changes in ownership of Newport News' common stock and derivative securities of Newport News with the SEC and the New York Stock Exchange (the "NYSE"). All directors and executive officers filed on a timely basis all reports required to be filed in 2000, except for a single report of a single sale of Newport News common stock in August 2000, which was inadvertently filed late by Mr. Stephen R. Wilson, a member of the Newport News board of directors.

                                  LEGAL MATTERS

     The legality of Northrop Grumman common stock offered by the prospectus, dated November 13, 2001, and filed with the SEC as part of the Form S-4, will be passed upon by John H. Mullan, Corporate Vice President and Secretary of Northrop Grumman. Mr. Mullan is paid a salary by Northrop Grumman, is a participant in various employee benefit plans offered to employees of Northrop Grumman generally and owns and has options to purchase shares of Northrop Grumman common stock.

     Certain other legal matters in connection with the offer and the merger will be passed upon for Northrop Grumman and Purchaser Corp. I by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, and for Newport News by Cravath, Swaine & Moore.

                              INDEPENDENT AUDITORS

     The consolidated financial statements and related financial statement schedule incorporated in this information statement by reference from Northrop Systems' Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Northrop Grumman's independent auditors, as stated in their report, which is incorporated herein by reference.

     The consolidated financial statements incorporated in this information statement by reference from Litton's Annual Report on Form 10-K for the year ended July 31, 2000 have been audited by Northrop Grumman's independent auditors, as stated in their report, which is incorporated herein by reference.

     The audited financial statements of Newport News Shipbuilding Inc. incorporated by reference in this information statement and elsewhere in the registration statement have been audited by Newport News' independent auditors, as indicated in their reports with respect thereto, and are incorporated herein by reference.

     The representatives of Northrop Grummman's and Newport News' independent auditors are not expected to be present at the stockholders' meeting held on January 16, 2001.

                                  OTHER MATTERS

     Newport News does not intend to hold a 2001 annual meeting prior to the scheduled completion of the merger. If the merger is not completed and Newport News does hold a 2001 annual meeting, Newport News will notify you of such meeting, including the date by which stockholder proposals must be received at Newport News' executive offices in order to be considered for inclusion in the proxy materials relating to such meeting.

     Newport News does not intend to bring any other matters before the special meeting, and is not aware of any other matters that are expected to be brought properly before the special meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

     Northrop Grumman and Newport News file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following locations of the SEC:

       Public Reference Room      North East Regional Office      Midwest Regional Office
       450 Fifth Street, N.W.            233 Broadway             500 West Madison Street
             Room 1024                    13th Floor                    Suite 1400
       Washington, D.C. 20549      New York, New York 10279       Chicago, Illinois 60661

     You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 10549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers like Northrop Grumman and Newport News who file electronically with the SEC. The address of that site is http://www.sec.gov.

     Northrop Grumman filed a registration statement on Form S-4 on November 20, 2001 with the SEC under the Securities Act of 1933 to register the Northrop Grumman common stock to be issued in the offer and the merger. The prospectus is a part of the registration statement. As allowed by SEC rules, the prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, on May 23, 2001 Northrop Grumman also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish various information about the offer. You may obtain copies of the Form S-4 and the Schedule TO, and any amendments to those documents, in the manner described above.

     The SEC allows Newport News to "incorporate by reference" information into this information statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this information statement, except for any information superseded by information contained directly in this information statement.

     This information statement incorporates by reference the documents listed below that Northrop Grumman, Litton Industries Inc. and Newport News have previously filed with the SEC. These documents contain important information about Northrop Grumman and Newport News and their business, financial condition and results of operations.

     The following documents filed by Northrop Grumman with the SEC are incorporated by reference:

 . Registration Statement on Form S-4, as filed on May 23, 2001 and as amended on June 6, 2001, June 27, 2001, November 6, 2001, November 13, 2001, November 16, 2001 and November 20, 2001, and as it may be amended from time to time;

 . Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2000, as filed on March 8, 2001;

 . Quarterly Reports on Form 10-Q for the period ended March 31, 2001, as filed on May 10, 2001, for the period ended June 30, 2001, as filed on August 9, 2001 and for the period ended September 30, 2001, as filed on November 5, 2001;

 . Proxy Statement for the Annual Meeting of Stockholders held on May 16, 2001, as filed on April 13, 2001;

 .  The description of Northrop Grumman's common stock set forth in Northrop
   Grumman's registration statement on Form S-3 filed by Northrop Grumman pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating the description as filed on October 10, 2001; and

 . Current Reports on Form 8-K, as filed on April 17, 2001, and as amended on Form 8-K/A, as filed on June 14, 2001, and as filed on November 14, 2001, November 16, 2001 and November 21, 2001; and

 . Tender Offer Statement on Schedule TO, as filed on May 23, 2001, and as amended on May 24, 2001, June 15, 2001, June 19, 2001, June 21, 2001, July
   6, 2001, July 20, 2001, August 3, 2001, August 10, 2001, August 17, 2001,
   August 21, 2001, August 31, 2001, September 14, 2001, September 21, 2001,
   September 28, 2001, October 5, 2001, October 9, 2001, October 9, 2001, October 12, 2001, October 19, 2001, October 24, 2001, October 26, 2001,
   November 5, 2001, November 7, 2001, November 8, 2001, November 13, 2001, November 14, 2001, November 26, 2001, November 28, 2001, and November 30 2001, and as it may be amended from time to time.

The following documents filed by Litton with the SEC are incorporated by refrence:

 . Annual Report on Form 10-K for the fiscal year ended July 31, 2000, as filed on October 11, 2000; and

 . Quarterly Report on Form 10-Q for the period ended January 31, 2001, as filed on March 6, 2001.

The following documents filed by Newport News with the SEC are incorporated by reference:

 .  Solicitation/Recommendation Statement on Schedule 14D-9, as filed on June 6,
   2001 and as amended on June 7, 2001, June 18, 2001, June 19, 2001, June 21, 2001, June 25, 2001, July 9, 2001, July 20, 2001, July 25, 2001, August 3,
   2001, August 6, 2001, August 10, 2001, August 17, 2001, August 20, 2001,
   August 31, 2001, September 4, 2001, September 17, 2001, September 21, 2001, September 24, 2001, September 28, 2001, October 1, 2001, October 4, 2001, October 5, 2001, October 9, 2001, October 9, 2001, October 12, 2001, October 15, 2001, October 19, 2001, October 22, 2001, October 24, 2001, October 26,
   2001, October 29, 2001, November 5, 2001, November 6, 2001, November 7, 2001,
   November 8, 2001, November 13, 2001, November 26, 2001, November 27, 2001, November 28, 2001, and November 30, 2001, and as it may be amended from time to time;

 . Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed on March 26, 2001;

 . Quarterly Reports on Form 10-Q for the period ended March 18, 2001, as filed on April 27, 2001, for the period ended June 17, 2001, as filed on July 19, 2001 and for the period ended September 16, 2001 as filed on October 25, 2001;

     . The description of Newport News' common stock set forth in Newport News' registration statement on Form 10 filed by Newport News pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating the description as filed on October 30, 1996; and

     . Current Reports on Form 8-K, as filed on April 25, 2001, November 8, 2001, November 14, 2001, and November 30, 2001.

     All documents filed by Northrop Grumman or Newport News pursuant to Section 12(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this information statement and prior to the date of the special meeting shall also be deemed to be incorporated in this information statement and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this information statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this information statement.

     DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO THE INFORMATION AGENT, D. F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, TOLL-FREE AT 1-800-758-5378. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN JANUARY 7, 2002 (10 CALENDAR DAYS BEFORE THE SPECIAL MEETING). IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

     We have not authorized anyone to give any information or make any representation about the offer that is different from, or in addition to, that contained in this information statement or in any of the materials that we have incorporated by reference into this information statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this information statement are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this information statement does not extend to you. The information contained in this information statement speaks only as of the date of this information statement unless the information specifically indicates that another date applies.

                                     ANNEX A

Section 262 of the Delaware General Corporation Law -- Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to (S)228 or
(S)253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constitutent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.